AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 2008
REGISTRATION NO. 333-148335

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Guardian Zone Technologies, Inc.
(Name of small business issuer in its charter)

Delaware	541990	26-1181998

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
17 Woodside Road,
Chagrin Falls, Ohio 44022 (440) 821-4822
(Address and telephone number of principal executive officers)
17 Woodside Road,
Chagrin Falls, Ohio 44022 (440) 821-4822
(Address of principal place of business)
With a copy to:
James W. Margulies, Esq.
Margulies & Levinson LLP
30100 Chagrin Blvd., Suite 250
Cleveland, Ohio 44124
(216) 514-5997
(Name, address and telephone number of agent for service)
Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	Registered	share	price	registration fee
Common Stock, $.0001 Par Value	8,191,338 (1)	$0.25 (3)	$2,047,835	$62.87*
Common Stock, $.0001 Par Value, issuable upon conversion of convertible notes	655,000 (2)	$0.25(3)	$163,750	$5.03*

(1)	Represents shares of common stock currently outstanding to be sold by Steel Village, LLC, one of the selling stockholders.

(2)	Represents shares of common stock which may be issued upon conversion of three convertible notes issued to Signature Fund, LLC.

(3)	There is no current market for the shares of common stock. This price was determined arbitrarily by management and is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended. Management based the proposed maximum offering price per share on the conversion price of $0.25 per share with respect to the convertible notes issued to The Signature Fund.
*	Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is subject to completion or amendment. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell nor the solicitation of an offer to buy, nor is it soliciting an offer to buy these securities in any state where such an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2008
PROSPECTUS
Guardian Zone Technologies, Inc.
8,846,338 Shares of Common Stock
We are in the process of applying to be traded on the “Over-the-Counter Bulletin Board”.
Pursuant to certain agreements which the Company has entered into, we are obligated to register these 8,846,338 shares of common stock, all of which may be offered and sold from time to time by the selling stockholders. The selling stockholders may sell shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale, or at negotiated prices. We will not receive proceeds from the shares sold by the selling stockholders. The selling stockholders intend to begin their offering as soon as practicable following the effectiveness of the Registration Statement.
We will bear all expenses in connection with the registration and sales of the common stock being offered by the selling stockholders, other than any underwriting discounts and selling commissions.
We have retained no underwriters in connection with this offering.
An investment in the common stock involves substantial risk and is highly speculative. See “Risk Factors” beginning on page 3 of this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                                        , 2007.
In making a decision whether to buy our common stock, you should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with any different or other information. The information in this Prospectus may only be accurate on the date of this Prospectus.

ii

PROSPECTUS SUMMARY
This prospectus summary highlights certain information contained elsewhere in this Prospectus. This prospectus summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire Prospectus carefully before making an investment decision. Unless specifically stated otherwise, in this Prospectus, references to “Guardian Zone Technologies”, “the Company”, “Guardian”, “we,” “us”, “our” or our predecessor “Guardian Zone Technologies, Inc.”, an Ohio corporation (“GZT Ohio”), refer collectively to Guardian Zone Technologies, Inc., the Delaware corporation.
Our Company
The Company was incorporated in the State of Delaware on October 2, 2007. The predecessor company, GZT Ohio, formed by our two founders, Ronald Kazdin and Thomas Radu (the “Founders”), was incorporated as an Ohio corporation on September 25, 2002 as Safe Zone Technologies, Inc. On March 2, 2007, GZT Ohio entered into an Agreement and Plan of Merger (the “Agreement”) by and among Curtis Acquisition, Inc., a Delaware corporation (“Curtis”), GZT Ohio and Heatherwood, Inc., a Delaware corporation (“Heatherwood”). Pursuant to the Agreement, each of GZT Ohio and Heatherwood was merged with and into Curtis (the “Merger”), with Curtis being the surviving entity in such Merger. Following the Merger, Curtis changed its name to Guardian Zone Technologies, Inc. (“Guardian Delaware”). The Merger became effective in April 2007. However, due to a technical breach of the Agreement, Guardian Delaware determined on October 1, 2007 that it was in its best interests that the Merger be unwound. Consequently, on October 9, 2007, the Merger was reversed by filing a Certificate of Correction of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Unwind”). As a result, under Delaware law, each of Curtis and Heatherwood resumed their existence as though the Merger had never been effected; however, under Ohio law, the existence of GZT Ohio could not be reinstated.
On October 2, 2007, the Founders formed a new Delaware entity, GZT, Inc. The Company will carry on the business of GZT Ohio and is, for all intents and purposes, the successor company to GZT Ohio. Following the determination by Guardian Delaware that the Merger would be unwound, each of the material agreements that had been entered into by Guardian Delaware following the Merger were assigned to GZT, Inc. Upon the consummation of the Unwind, the Company changed its name to Guardian Zone Technologies, Inc. by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on October 9, 2007.
Since the inception of GZT Ohio in Ohio in September 2002, the Founders have been engaged in developing technology solutions for more than six different electronic search and rescue concepts and design components. Through its wireless location services and products, the Company seeks to provide retailers, the entertainment industry and law enforcement agencies nationwide, among other potential customers, with state-of-the-art tracking devices for search and rescue. The Company has developed a working prototype of the systems used in its products. The Company’s Founders recently assigned and transferred the technology related to such systems and products to the Company. The Company intends to continue its research and development efforts, as well as to move forward with the mass production and commercialization of its products. A more detailed description of the business of the Company is provided below under “Business — Generally — Business of the Issuer”.
The Company intends to market and sell its products nationally. The Company’s potential customers include retail consumers, law enforcement agencies, the pet containment industry, parents of children in day care, visitors at theme parks and other similar attractions (i.e., Six Flags), and the nursing home industry, among others. Note that there are no guarantees that the Company will succeed in establishing a profitable line of business.
The following is a brief summary of the offering:
This Prospectus relates to the sale of up to 8,846,338 shares of common stock, par value $.0001 per share, by certain selling stockholders (the “Selling Stockholders”). The shares offered by this Prospectus include 8,191,338 presently outstanding shares of common stock. Upon the effective date of this registration statement, these shares may be sold by the Selling Stockholders from time to time at a price of $0.25 per share until our common stock is quoted on the over-the-counter market or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The $0.25 price per share was determined arbitrarily by management and is based on the conversion price of $0.25 per share with respect to certain convertible notes issued to the Signature Fund, one of the Selling Stockholders.
Pursuant to certain agreements the Company has entered into, the Company is obligated to register these 8,846,338 shares of common stock. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this offering.
Corporate Information
We are a Delaware corporation incorporated on October 2, 2007. Our executive offices are located at 17 Woodside Road, Chagrin Falls, Ohio 44022 and our telephone number is (440) 821-4822.
Each trademark, trade name or service mark of any other company appearing in this Prospectus belongs to its holder.

RISK FACTORS
An investment in our common stock involves substantial risks. You should consider carefully the following information about these risks, together with the financial and other information contained in this Prospectus, before you decide whether to buy our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, you might lose all or part of your investment.
Risks Related to our Business
     We have no operating history in the business of loss prevention and search and rescue solutions, which makes it difficult to evaluate our future prospects.
The Company was incorporated on October 2, 2007 and has had no operations since that time. GZT Ohio was incorporated in 2002 and also has had no operations since that time. The Company, through its predecessor, GZT Ohio, has developed and tested two prototypes as proof-of-concept of its product. However, the Company has not directly participated in the business of wireless loss prevention and search and rescue technology, and, as a result, the Company has no operating history in those areas upon which you can evaluate our business and long-term prospects. The Company has yet to market and sell its products; therefore, there is no guarantee that any such operations will be successful or profitable. Accordingly, you should consider our prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter. Our success depends upon our ability to address those risks successfully.
     Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.
In their report dated August 7, 2007, our independent auditors stated that our financial statements for the years ended December 31, 2006 and 2005, respectively, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of losses from operations, current liabilities exceeding current assets, and because the Company has an accumulated deficit of $1,178,988. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.
     We expect to incur losses for the immediate future, which could result in a reduction or loss in the value of your investment.
We forecast our future expense levels based on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability. In this case, the value of your investment could be reduced or lost. For the year ended December 31, 2006, our loss from operations was $(187,141). We expect to continue to incur losses for the immediate future as we build on the existing infrastructure and continue sales and marketing efforts. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis.

     We will need capital in the future and any of our efforts to raise additional capital may result in a dilution of your interest. Our failure to raise additional capital may cause the Company to be unable to continue as a going concern.
We currently anticipate that our available cash resources combined with the net proceeds from this offering and operating revenues will be sufficient to meet our anticipated capital expenditures and working capital requirements through at least the next six (6) months. As discussed elsewhere, we will not receive any proceeds from this offering. The success of the Company will be largely dependent upon the judgment and ability of management, the future financing of the Company, as well as the market’s acceptance of its planned products. We expect that we will need additional capital to be raised for the Company’s working capital requirements.
Furthermore, the time period for which we believe our capital is sufficient is only an estimate. We may need to raise additional funds sooner to fund research and development and working capital requirements, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies.
If additional funds are raised through the issuance of equity or equity-linked securities, the relative ownership percentage of our stockholders would be reduced. These securities could also have rights, preferences or privileges senior to those of your common stock. Furthermore, we may not be able to obtain additional financing when needed or on terms favorable to us or our stockholders. If additional financing is not available on favorable terms or at all, the Company may be unable to continue in business as a going concern.
     The Company’s products are in the prototype stage and have not been mass produced.
The Company’s products have not been manufactured past the prototype stage. The manufacture of our products will involve complex and precise processes, which we plan to subcontract to a third party. To date, we have only initiated a limited prototype of our product and, as a result, the Company is not in a position to know whether any significant problems will be encountered in the production process. Any material issues in manufacturing, assembling, or testing of the products could delay the roll-out phase and could have an adverse impact on our business and prospects. The unwillingness or lack of interest of manufacturers to produce our products or the lack of available manufacturing capacity may have an adverse affect on our ability to go to market and, as a result, we may not be able to grow our business as expected. Additionally, our ability to effectively compete could be harmed, also impacting our business and prospects.
     The Company’s products may not be successfully accepted by the marketplace.
The Company has not mass produced, marketed or sold any of its products. The Company has not yet manufactured any of its products in a significant amount, except for the two prototypes discussed elsewhere in this Prospectus (see “Business — Generally — Business of the Issuer”). The Company cannot guarantee that the products or services to be offered by the Company will be accepted in the marketplace. Factors that may affect market acceptance of our wireless location products include price, reliability, performance, technological innovation/enhancements, network coverage, ease of use and availability. Should the Company be unsuccessful in selling its products and services as planned, or should market acceptance take longer than anticipated by the Company, the Company may not be successful or profitable. Furthermore, the Company cannot guarantee that its products will meet all of the expectations and demands of its customers. The failure of our products to perform as expected could give rise to warranty claims which, even if not meritorious, could result in costly litigation or divert management’s attention and resources. Any product liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims.
     We will depend on third parties for the manufacture, distribution and marketing of our products.
We depend on third parties for a variety of functions, including the manufacturing, distribution and marketing of our products. No assurance can be given that these arrangements will allow us to successfully develop, manufacture, distribute and market our products. If third-party manufacturers of our products fail to devote sufficient time and resources to our concerns, or if their performance is substandard, our product introductions may be delayed, our costs may rise, the commercialization of our products could be delayed or prevented, and this may result in higher costs or deprive us of potential product revenues. If third parties do not manufacture our products in sufficient quantities and at an acceptable cost, marketing activities could be delayed, prevented or impaired. Additionally, if we cannot retain third party manufacturers, distributors or marketing professionals, or retain such parties on terms favorable to the Company, our ability to commercialize our products and derive revenue from them may be adversely impacted.
     The software related to our products is expected to be complex and may therefore contain unknown defects that could result in adverse consequences.
Our products will rely on software that is highly complicated. Such software often contains latent errors or defects, especially when first developed or introduced, or upon the release of new versions or enhancements. To date, we have experienced several errors and defects in our developmental software. Such errors and defects are to be expected and we do not believe that they will have a material adverse affect on the functionality of the products. However, the Company cannot guarantee that, despite testing, additional defects and errors will not be contained in the software, which could result in damage to the Company’s reputation, a decrease in sales, diversion of our resources, and/or a delay or decrease in market acceptance, all of which could have a material adverse affect on the Company’s business, operating results and financial condition.
     The market in which we operate is highly competitive.
Competition in the wireless location services market is quite intense. Moreover, the creation of new technologies in the communications industry will likely intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG and LoJack Corporation. In addition, a number of other companies, such as Wherify, Bluespan, Guest Technologies, Guardian Lion Securities, Pet Trax and GPS Tracks have announced plans for new products that are similar to our wireless location products. Additionally, new competitors are emerging to compete with our wireless location services and products.
Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby intensifying competition. All competitors in the wireless location services market rely on retail distributors to sell their products to consumers. Competition in this market may limit the availability or interest of retail distributors to carry our wireless location service products and launch such products into the market. Many of our competitors’ financial, distribution, marketing and other resources are substantially greater than those we possess. These factors may have an adverse affect on our ability to go to market, and, as a result, we may not be able to grow our business as we expect, and our ability to effectively compete could be harmed.

     The Company has not reached an agreement with a national wireless carrier with respect to its products.
We have yet to reach an agreement with a U.S. wireless carrier for our products. We are currently in negotiations with several parties; however, we have yet to sign a definitive agreement. If we are unable to sign such an agreement on favorable terms, our business and prospects would be adversely impacted.
     Our business could be harmed if we are unable to protect the proprietary nature of our products.
Our products are proprietary to the Company and the protection of our intellectual property rights is essential to our business. The technology associated with our wireless location products is rapidly evolving. As such, our intellectual property rights may not be sufficient to protect our proprietary products.
We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property associated with our business. Our Founders have transferred to us the right to the patented technology. As described below, we license the copyright and trademarks to our brand names from Caler & Company, Inc. (“Caler”). Upon payment in full by us to Caler for work performed by Caler to create our brands, we will own the copyright and trademarks with respect to such brands.
Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy or otherwise obtain and use our technology or products. In addition, monitoring the unauthorized use of our products is extremely difficult and we cannot be certain that the steps we have taken will be sufficient to prevent the unauthorized access to and use of our technology. Moreover, effective patent, trademark, copyright and trade secret protection may not be readily available in some countries in which we plan to distribute our products. Additionally, our competitors may independently develop similar technologies that limit the value of our intellectual property. If competitors are able to use our technology, our competitive advantage would be reduced or eliminated.
Third parties could potentially claim that certain aspects of our business infringe upon their intellectual property rights. While we are not currently aware of any such claim, any future claim, whether or not meritorious, could result in any one or more of the following:
•	Significant litigation costs;

•	Diversion of resources, including the attention of management;

•	Agreement to pay royalty or licensing fees; and

•	Cessation of the Company’s right to use, market, or sell its technology.
Also, any potential litigation related to a third party’s intellectual property rights could force the Company to do one or more of the following:
•	Cease selling products that allegedly contain a third party’s intellectual property;

•	Obtain consent from the alleged owner to use the relevant technology, via license, which may not be available on reasonable terms, if at all; or

•	Redesign the products that use the intellectual property in question.
Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may need to enter into litigation to enforce our intellectual property rights or to determine the validity and scope of the rights of third parties. Whether or not we are successful, such litigation could entail significant costs and diversion of the Company’s resources.
     Rapid technological change in our market could cause our products to become obsolete or require us to redesign our products.
We expect that our markets will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if our competitors or we announce or introduce new products, our current or prospective customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.
     The Company’s business may be negatively impacted by a lack of diversification.
Although the Company has working prototypes of its main systems, the technology must be developed for production and the marketing and distribution arranged. As a result, the Company lacks diversification in its business. Consequently, the Company’s assets may be subject to greater risks of loss than if the Company created additional investments or invested in multiple other businesses. Such lack of diversification could have a material adverse affect on the Company if the Company’s strategy is not realized.
     We are/will be subject to government regulations and approvals which could result in costs and delays that may impede our ability to competitively offer our services and products. Changes in the governmental regulation of our wireless location products or wireless carriers could harm our business.
Our products, wireless carriers and other members of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the “FCC”) and international regulatory bodies. Additionally, the FCC and similar regulatory bodies could enact regulations which affect our products or the service providers which, potentially, will distribute our products.
     We need to retain key personnel in order to manage and sustain our operations and grow effectively. The loss of key personnel or third parties could materially harm our business and operating results.
Our growth and success will depend in large part on the continued service of our key management personnel, including Thomas Radu. Employment of competent management and other personnel familiar with the wireless location industry is essential to the success of our business and we must employ and retain such personnel in the future in order to effectively manage growth. The loss of key personnel could materially harm our business and operating results.
Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified engineering, manufacturing, operations, sales, marketing, technical, managerial and support personnel and contractors. Competition for these individuals is intense and the Company cannot guarantee that it will be able to attract, assimilate or retain necessary personnel or contractors in the future. The loss of the services of one or more of our key personnel or contractors could materially adversely affect our business, operating results and financial condition.
     We expect to rely heavily on a few key customers.
Our revenues in the next several years may be heavily dependent on contracts with a limited number of major customers in each of the business segments in which we will be offering our products. The loss of, or a significant reduction in, orders from these major customers would likely have a material adverse affect on our financial condition and results of operations.
     Delays, disruptions or quality control problems in manufacturing could result in delays in shipments of products to customers and could adversely affect our business.
In the future, the Company may experience delays, disruptions or quality control problems in the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect gross margins, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to timely deliver products to our customers, we may be unable to recognize revenue based on our revenue recognition policies. Any disruptions in the future could adversely affect the Company’s revenues, gross margins and results of operations. We may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines or when integrating acquired products.
     We expect our quarterly operating results to fluctuate, which could lower the value of our stock.
Our lack of extensive experience in the wireless location industry and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, but are not necessarily limited to, among others:
•	Deteriorating general economic conditions leading to decreased sales of our products;

•	Regulatory developments, including changes in governmental regulations;

•	Increased pricing competition;

•	An inability to achieve the anticipated levels of administrative and operational efficiencies; and

•	Customer response to new products and marketing initiatives.
For these reasons, period-to-period comparisons of our results of operations are not and will not be necessarily a reliable indication of future performance. The fluctuation of our operating results could lower the value of our stock.

     After this offering, our executive officers and directors will still control all matters requiring a stockholder vote, which will give these individuals control over all stockholder actions and may have the effect of delaying, deterring or preventing a change in control.
Currently, our officers and directors in the aggregate, beneficially own approximately 48.1% of our outstanding shares of common stock. If all of the shares of common stock offered by the Selling Stockholders in this offering are sold, our officers and directors will own approximately 47.3% of the shares of our outstanding common stock. As a result, such persons, acting together, will have the ability to control the vote on all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership among a small number of our stockholders may also have the effect of delaying, deferring or preventing a change in control.
Risks Related to our Stock
     Certain offerings of the Company’s securities under Regulation D may be considered a violation of federal and certain state securities laws that would allow holders of the securities the right to rescind and demand the return of their purchase price.
GZT Ohio issued an aggregate of 758 shares of common stock from its inception in September 2002 through 2006. These issuances may be considered a public offering in violation of the federal securities laws and certain state securities laws. If these issuances were public offerings under federal securities laws or in violation of certain state securities laws, holders of these securities might be granted the right to rescind the sale of shares and demand that the Company (as successor to all of GZT Ohio’s liabilities) return the purchase price of the shares.
     There is no active trading market for our common stock, and if a market for our common stock does not develop, our investors will be unable to sell their shares.
Although we have applied for trading on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”), our common stock is not presently quoted on any stock exchange or bulletin board. There is no public market for our shares and we cannot guarantee that such a market will develop. If an active public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.
     Assuming our common stock is approved for trading on the OTC Bulletin Board, liquidity in our common stock may, nevertheless, be severely limited.
Stocks in the OTC Bulletin Board market ordinarily have much lower trading volume than in other markets, such as the Nasdaq SmallCap Market. Very few market makers take interest in shares traded over-the-counter, and accordingly the markets for such shares are less orderly than is usual for Nasdaq SmallCap Market stocks. All of these factors may cause the liquidity in the Company’s common stock to be severely limited. As a result of the low trading volumes ordinarily obtained in the OTC Bulletin Board, sales of common stock in any significant amount could not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares on the OTC Bulletin Board are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.
     Assuming our common stock is approved for trading on the OTC Bulletin Board, “penny stock” rules may make buying or selling our shares difficult, limiting the market price of our shares and the liquidity of our shares.

If our common stock is approved for trading on the OTC Bulletin Board, trading in our shares may be subject to the “penny stock” regulations adopted by the Securities and Exchange Commission (the “Commission”). These regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require delivery, prior to any transaction involving penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our stock, which could severely limit the market price and the liquidity of our stock.
     We do not anticipate payment of dividends, nor has the Company ever paid dividends.
Neither our Company nor GZT Ohio has ever paid dividends. This fact may adversely impact our stock’s price. Our Company has not paid dividends on its common stock since inception, and does not intend to pay dividends in the near future. This fact may discourage certain potential investors from purchasing our shares.

FORWARD-LOOKING STATEMENTS
This Prospectus, including the documents that will be incorporated by reference into this Prospectus, contains “forward-looking statements” regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this Prospectus are typically identified by words such as “anticipate,” “believe,” “expect,” “estimate,” “intend,” “will,” “may” and other similar expressions. These forward-looking statements may include, among other things, statements about:
•	our capital needs

•	the competitiveness of the business in our industry

•	our strategies

•	other statements that are not historical facts.
These statements are only predictions, based on our current expectations about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties, and our actual results, performance, or achievements could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause our actual results, performance, or achievements to differ include the following, among others:
•	changes in general economic and business conditions

•	actions of our competitors

•	changes in any regulatory requirements

•	the time and expense involved in research and development activities

•	changes in our business strategies

•	other factors discussed in the “Risk Factors” section and elsewhere in this Prospectus.
The forward-looking statements in this Prospectus reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We do not undertake any responsibility to update information in this Prospectus or incorporated by reference into this Prospectus if any forward-looking statement later turns out to be inaccurate.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale, pursuant to this Prospectus, of the shares of our common stock by the Selling Stockholders.
DIVIDEND POLICY
We currently intend to retain all future earnings, if any, for funding our growth and, therefore, do not expect to pay any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors.

DETERMINATION OF OFFERING PRICE
Until our stock is quoted on an exchange or market, the Selling Stockholders will sell their shares, if any, at the price of $0.25 per share. This price was determined arbitrarily by management. The offering price was not established through any consideration of actual book value, earnings per share, past operating history, recent sales transactions, or any other recognized criteria of value. After our stock is quoted on the OTC Bulletin Board, if ever, we will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the Selling Stockholders.
SELLING STOCKHOLDERS
The Company is registering the 8,846,338 shares of common stock held by the Selling Stockholders, and the Selling Stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer all or any portion of the shares for resale from time to time. See “Plan of Distribution.”
The following table sets forth the name of each Selling Stockholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming each of the Selling Stockholders sells all of his or her shares. The percentage of ownership set forth below reflects each holder’s ownership interest in the 39,338,287 shares of the Company’s common stock outstanding as of December 1, 2007.

PERCENTAGE OF
OUTSTANDING
COMMON STOCK TO
BE OWNED UPON
				SHARES OF	COMPLETION OF THE
				COMMON	OFFERING (ASSUMING
	SHARES OF			STOCK TO BE	THE SALE OF ALL
	COMMON	PERCENTAGE		OWNED UPON	SHARES BEING
	STOCK OWNED	OF SHARES	NUMBER OF	COMPLETION	OFFERED BY THE
NAME & ADDRESS OF	PRIOR TO	PRIOR TO	SHARES BEING	OF THE	SELLING
SELLING STOCKHOLDER	OFFERING	OFFERING	OFFERED	OFFERING	STOCKHOLDERS)

Steel Village, LLC	8,191,338	20.8%	8,191,338	0	0%

The Signature Fund	1,350,000 (1)	3.4%	655,000	695,000	1.7%

(1)	This number includes 655,000 shares that the holder has a right to acquire upon conversion of convertible notes within sixty (60) days of the date of this Prospectus, and 695,000 shares beneficially owned by such holder.
Other than as set forth under “Management” none of the Selling Stockholders has had any position, office or other material relationship with us or any of our affiliates within the past three (3) years.

PLAN OF DISTRIBUTION
This offering will start on the date the Commission declares this registration statement effective. The Selling Stockholders, their pledgees, donees, transferees or other successors in interest, may, from time-to-time, sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The Selling Stockholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, at prices at or related to the then-current market price or at negotiated prices. The Selling Stockholders will determine the specific offering price of the shares from time-to-time that, at that time, may be higher or lower than the market price of our common stock on the OTC Bulletin Board, if our shares of common stock are trading on the OTC Bulletin Board. Usual and customary brokerage fees will be paid by each Selling Stockholder.
Each Selling Stockholder purchased the securities registered hereunder either in the ordinary course of business of the Company or acquired the securities in exchange for their business purchased by the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly, with any person to distribute the securities. While there is no current underwriting agreement, the Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
No Selling Stockholders are broker-dealers or affiliates of broker-dealers.
Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to their sales in the market. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.
The method by which the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:
•	sales on the OTC Bulletin Board or other securities quotation system or exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•	sales in privately negotiated transactions;

•	sales for their own account pursuant to this Prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•	cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•	purchases by broker-dealers who then resell the shares for their own account;

•	brokerage transactions in which a broker solicits purchasers;

•	any combination of these methods of sale; or

•	any other method permitted pursuant to applicable law.
Any shares of common stock covered by this Prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this Prospectus. The shares of common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.
The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).
To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by the Selling Stockholders.
The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this Prospectus, including expenses or compliance with state securities laws and filing fees with the Commission.
Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of common stock by the Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby.
There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock pursuant to this Prospectus.

We are required to pay all fees and expenses incident to the registration of the shares.
PLAN OF OPERATION
The following plan of operation should be read together with the financial statements and related notes of Guardian Zone Technologies, Inc. included in this Prospectus, beginning on Page F-1. This plan of operation contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly in “Risk Factors” beginning on page 3. There are no new accounting standards yet adopted which would be expected to have a material effect on the Company’s historical financial statements.
We are a development stage company and currently license the technology related to our wireless search and rescue products from our Founders. We have developed initial prototypes that need enhancement. Our principal business plan is to enhance the initial prototypes of the systems to be used in our products and upon receipt of funding, if any, we intend to further develop our prototypes and begin manufacturing and marketing the products and/or seek third party entities interested in licensing the rights to manufacture and market our products.
Although we have not yet engaged a manufacturer to begin work on enhancing our prototypes, based on our preliminary discussions with certain manufacturing vendors, we believe that it will take approximately nine (9) months to miniaturize the Guardian tracker prototype, which we believe will culminate in a prototype that will be ready for manufacture and market. Our objective would be to either market each of the products as an off-the-shelf device and/or to license the products and technology to hardware or software manufacturers and have them include such products and/or technology with their equipment or applications. At the same time, we intend to refine the law enforcement units (the E-AMBER Alert Fob) to prepare the units for market. We will also continue to pursue engineering of the residential system (Invisible Guardian) in order to prepare for manufacturing and commercialization of the product.
Our plan is to raise additional capital through the private sale of our equity securities or borrowings from third party lenders. We have no commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to dramatically change our business plan, sell or cease operations. We do not have any plans, arrangements or agreements to sell or merge our Company.
Our auditors have issued an opinion which includes a statement describing our going concern status. This means that there is substantial doubt that we can continue as an on-going business for the next twelve (12) months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin marketing the product. Accordingly, we must raise capital from sources other than the actual sale of the product. We must raise capital to implement our project and stay in business.
In the next twelve (12) months, we will be hiring employees as the Company grows and as our finances permit; however, because we plan on outsourcing production, we do not expect to add a substantial number of employees. Any additions to the number of employees will be related to our management and sales force.
We may be wrong in our estimates of funds required in order to proceed with enhancing our prototype and general business plan described herein. Should we need additional funds, we would attempt to raise these funds through additional private placements or by borrowing money. We do not have any arrangements with potential investors or lenders to provide such funds and there is no assurance that such additional financing will be available when required in order to proceed with the business plan or that our ability to respond to competition or changes in the market place or to exploit opportunities will not be limited by lack of available capital financing. If we are unsuccessful in securing the additional capital needed to continue operations within the time required, we may not be in a position to continue operations. If we are unable to raise funds, we may attempt to sell the Company or file for bankruptcy. We do not have any current intentions, negotiations or arrangements to sell the Company.
We are not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity. In the event such a trend develops, we believe that we will have sufficient funds available to satisfy working capital needs through the funds expected from equity sales.
Off-Balance Sheet Arrangements
The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The Company has no interests in or relationships with any special purpose entities or variable interest entities.

BUSINESS
GENERALLY
Background
The Company was incorporated in the State of Delaware on October 2, 2007. The predecessor company formed by our two Founders, GZT Ohio, was incorporated as an Ohio corporation on September 25, 2002 as Safe Zone Technologies, Inc. Since inception, GZT Ohio had been actively developing technology solutions for wireless search and rescue concepts and design components. In May 2006, the U.S. Patent and Trademark Office issued to the Company’s Founders, Ronald Kazdin and Thomas J. Radu, a process patent for the Company’s integrated technology for the residential system described below. On October 2, 2007, the Founders transferred and assigned the patent to the Company.
On March 2, 2007, GZT Ohio entered into the Agreement, pursuant to which, each of GZT Ohio and Heatherwood was merged with and into Curtis, with Curtis being the surviving entity in such Merger (“Guardian Delaware”). The Merger became effective in April 2007. However, due to a technical breach of the Agreement, Guardian Delaware determined on October 1, 2007 that it was in the best interests of each that the Merger be unwound. Consequently, on October 9, 2007, the Merger was reversed by filing a Certificate of Correction with the Secretary of State of the State of Delaware. As a result, under Delaware law, each of Curtis and Heatherwood resumed their existence as though the Merger had never been effected; however, under Ohio law, the existence of GZT Ohio could not be reinstated.
On October 2, 2007, the Founders formed the Company in Delaware under the name GZT, Inc. The Company will carry on the business of GZT Ohio and is, for all intents and purposes, the successor company to GZT Ohio. Following the determination by Guardian Delaware that the Merger would be unwound, each of the material agreements that had been entered into by Guardian Delaware following the Merger were assigned to GZT, Inc. Upon the consummation of the Unwind, the Company changed its name to Guardian Zone Technologies, Inc. by filing a Certificate of Amendment with the Secretary of State of the State of Delaware on October 9, 2007.
Business of the Issuer
The Company continues to research and develop technology solutions for more than six different search and rescue concepts and design components. In 2002, the Company, as GZT Ohio, successfully began developing working prototypes of the systems to be used in its products as proof-of-concept to provide its potential customers with state-of-the-art tracking devices enabling the search and rescue of virtually anyone or anything that is regarded as precious. The prototypes consist of two systems. The first is the residential system referred to as the Home Unit Guardian System (“HUGS”) to be marketed under the Invisible Guardian brand. This consists of (i) a wired perimeter, (ii) a unit worn by the child which receives and transmits voice communication and detects when the child crosses the wired perimeter, and (iii) a handheld parental unit that likewise transmits and receives voice communication and emits an alarm when the child crosses the wired perimeter. The parental unit has radio direction finding capability that allows a parent to sweep the area using the device and detect the location of the wearer’s unit. Additionally, the residential system may be used without the wire perimeter, thereby creating a traveling security system that centers on the parental unit. This traveling system allows the parent to program a comfortable safe zone based on a distance radius from the parental unit. Once the child crosses the radius, an alarm will sound.
The second system is the E-Amber Alert unit which consists of a signal transmitter that utilizes the Company’s Triad Technology , described in greater detail below. The Company intends to continue to develop its products in order to provide for further miniaturization, and, subsequently, mass production and commercialization of the products.
     Products
As described in the foregoing paragraphs, the Company’s technology uses two types of signal transmitters (each, a “Fob”) that can be either displayed or hidden on the person, animal or item intended to be traced. The first type of Fob transmits a radio frequency (RF) beacon only signal, has two-way audio capabilities and can function via an existing in-ground perimeter fence line or as a virtual perimeter that radiates from the parental receiver. The second type of Fob (E-AMBER Alert) has the integrated Triad Technology which consists of a cellular interface which gathers location information whether by satellite or through a cell tower, transmits the information to a call center and law enforcement authorities, a radio frequency tracking beacon with a unique I.D., and a GPS receiver. The system has a rechargeable battery with a charge life comparable to that of a cell phone battery in the “off” mode. Proof of concept software has been written by us which demonstrates that the E-Amber Alert Fob can be located and tracked by mobile units and hand-held tracking units. The Fob sends location data using the cellular network and internet to a call center for monitoring/reporting.
The E-Amber Alert Fob works in tandem with the following technologies:
▪	GPS receiver technology (to determine geographic location);

▪	Cell towers (to determine secondary location and link to internet and call centers);

▪	Internet links the communication with home owners, call center, and law enforcement agencies;

▪	Call center (to monitor and coordinate search and rescue initiatives);

▪	Police vehicle mobile unit (to track RF beacon signal from a police vehicle to aid in the search and recovery process); and

▪	Hand-held mobile unit (to track RF beacon signal on foot to aid in the search and recovery process).

A call center will be employed to receive the data and be the control point for the active search and rescue of pets and will facilitate the utilization of local law enforcement for the AMBER Alert protocol. The call center will also have the ability to coordinate and track all active Fobs, mobile units and portable (hand-held) units. The diagram below illustrates how the E-Amber Alert Fob works.
     Product Strategy
The Company’s market strategy will focus on initially penetrating the pet industry with our pet tracking unit, Invisible Tracker. We believe that the pet industry comprises the largest and most accessible market for the Company’s products, particularly in the initial phase. The Company is in continuing discussions with a significant market leader in the pet industry. With such a company as a strategic partner, we would have the immediate capability to enter a sizeable market with a footprint that is nationwide in scope. With an infusion of minimal funding, the Company can increase its research and development budget and launch both the call center supported Triad Technology product platform, as well as the residential tracking Fob device. With the residential tracking FOB, an individual pet owner can provide the search and rescue component within the confines of a limited residential setting.
We believe that establishing and fostering partnerships, licensing agreements and carrier relationships with major players in the focus markets will facilitate efficient entry into those markets. We seek to forge strategic partnerships that include co-branding, distribution and marketing with wireless carriers, national retailers, major consumer brand companies, and law enforcement agencies, among others, and we intend to align our sales and marketing efforts with established sales channels. We have approached and intend to enter into an agreement with a well-known, major manufacturing company to produce our products.
The Company intends to launch the product by offering Invisible Tracker to major retailers and, as the Company approaches profitability and consumer demand increases, the Company will focus on other possible customers of Invisible Tracker, such as distributors and catalog-based sales points.
At the same time, the Company intends to continue to foster existing relationships and explore new strategic partners across all of the market sectors that would benefit from one of our products. Because the entire suite of the Company’s products is essentially based on the same Triad Technology product platform, the cost of entry into each market sector is nominal from a product development standpoint. As the Company enters each new market, the marketing and advertising budget will be focused on the new market; however, the Company intends to control overhead through a well planned and controlled growth strategy.
We also intend to establish and build on relationships with key federal and regional law enforcement agencies across the United States. We have recently commenced working with the Office of Law Enforcement Technology Commercialization (“OLETC”), which was formed to develop and refine new strategies to accelerate the commercialization of innovative law enforcement and corrections products. We intend to work with OLETC to address law enforcement’s needs for a high-quality, low-cost product that will enable law enforcement and corrections personnel to monitor and track various parties. We intend that OLETC will be our primary partner in providing introduction, implementation and endorsement of our product in both federal and state law enforcement groups throughout the U.S. Additionally, we have organized and will soon commence beta testing of our E-Amber Alert system in Fairfax County, Virginia.
We intend to offer our products to law enforcement agencies through lease/purchase programs. Most such contracts are won by competitive bid and will vary according to need.
Through the leverage of strategic alliances with industry partners in the various markets outlined, we believe the Company can penetrate multiple markets in a cost efficient and timely manner without incurring the capital expenditures of owning and operating its own manufacturing and distribution centers.

     Products and Potential Markets
Management believes that the Company’s core technologies, which have been demonstrated in our prototypes, can best be initially directed to the markets discussed below.
I.	Residential Products

Invisible Guardian

Through Invisible Guardian, the Company intends to offer to parents peace of mind in knowing the whereabouts of their children or other dependents. Invisible Guardian works via an in-ground installation that enables the parent or primary caregiver to control the environment of the child by monitoring his or her location. The unit transmits a radio frequency beacon only signal, has two-way audio capabilities and can function from an existing in-ground perimeter fence line or as a virtual perimeter that radiates from the parental receiver. The system is equipped with a portable feature allowing expansion of the security-net even when the child or other dependent is away from the home: shopping, parks, playgrounds, camping, etc. Purchasers can operate Invisible Guardian through any existing in-ground fencing solution.
Any time a dependent leaves the safety of his or her yard or, in other words, crosses a perimeter antenna wire, or if the signal strength becomes too weak, the home base table top unit sounds an alarm and a flashing light. The care provider has the ability to speak with the wearer to give instruction. If the Fob wearer does not return to the monitored perimeter area, the care provider may track the Fob wearer by using the home base unit. The care provider also has the option of calling law enforcement authorities who can track the Fob, utilizing the mobile or hand-held tracking units. We also believe that Invisible Guardian could easily be adapted to target the pet industry for pet search capability within the residential setting.
The Potential Market
Invisible Guardian offers an add-on product line for existing home security distributors. The product has the potential of providing companies like Invisible Fence, ADT, and Brinks Home Security additional, renewable product lines to a pre-existing and mature market. According to Invisible Fence, a market leader in in-ground pet fencing installations, over one million pets have been contained by its product alone. This pre-existing market offers an existing distribution channel and sales force to immediately impact the residential market. We believe this product would be attractive not only to parents, but to those caring for the elderly or for other dependents within their home. According to a recent article by Wayne Caswell, baby boomers are wealthier and expect a better quality of life than their parents. These baby boomers are predicted to reject elder care and demand technology that will allow them to remain at home rather than being placed in an assisted living facility or a nursing home. Consumers today are proactive in their healthcare and the healthcare of aging parents and this trend is expected to continue. We believe that our products offer the technology solutions needed to assist all generations.

     AMBER Alert Product — Guardian Tracker

President Bush authorized the national AMBER Alert program as part of the PROTECT Act signed in 2003. The law formally defined the federal government’s role in the AMBER alert program and appointed the Department of Justice as the agency responsible for coordinating AMBER Alerts on the national level.
Our Guardian Tracker product is intended to work with the existing nationwide AMBER Alert program. This product consists of a Fob worn by a child and a locator system to be used by law enforcement officials to conduct the search and rescue of any individual wearing the Fob. We believe the Company is well positioned to become a leading search and rescue commercial partner to law enforcement agencies taking part in the AMBER Alert system nationwide. While the Amber Alert system notifies the general population of the missing status of a child, it does not currently have the search and rescue component that our Company can provide.
The Potential Market
According to the Center for Missing and Exploited Children, 800,000 children are reported missing to the FBI annually. Unfortunately, the national AMBER Alert system has no defined and nationally recognized means of locating missing children. The Company intends to offer Guardian Tracker as a modest annual recurring investment for families to gain peace of mind. It further provides a platform for law enforcement agencies to initiate the rescue component of the AMBER Alert system. The system provides a current child photo, unique frequency and a national database tie-in to law enforcement, making it an invaluable search and rescue component for AMBER Alert.

     Pet Locator — Invisible Tracker

Invisible Tracker, which utilizes exactly the same technology as the Guardian Tracker, consists of a two-part system which includes a Fob attached to a pet collar, as well as a search and rescue component. The Company envisions that it would contract with independent third parties, giving each third party company the exclusive territorial right to locate and recover a pet wearing the Invisible Tracker Fob. Alternatively, the search and rescue can be handled directly by the individual pet owner, who would be directed to the location of his or her lost pet by the call center. We intend the call center to be set up by us either as an internet service, or as a contracted third party provider that would take calls related to Invisible Tracker. This self-directed mode provides the Company with an opportunity for an additional product up-sell of a hand-held tracking device for recovery of lost pets.
The Potential Market
According to the Humane Society of the United States, there are approximately 73 million owned dogs and 90 million owned cats in the U.S. alone. Of the over 4 million dogs that are reported lost to animal shelters yearly, less than 17% are ever returned to their owners. Through Invisible Tracker and the Triad Technology , the Company intends to offer pet owners a reliable solution to find lost pets The American Pet Products Manufacturers Association reports that approximately $9.9 billion dollars will be spent in 2007 on pet supplies and over-the-counter medicines and that pet product sales have experienced stable growth with sales rising from $17 billion in 1994 to $38.5 billion in 2006. Additionally, a study of pet product sales has shown that market penetration for pet containment products is low, suggesting strong growth potential. We aim to partner with an established figure within the pet industry in order to have a substantial impact on the industry. Our management has already identified and made contact with such a potential partner. An alliance with a dominant player in the pet industry would be invaluable to the Company and, at the same time, would provide the partner with an exciting new product based on innovative technology.

     II. Entertainment Industry
          Theme Parks — Park Sheriff

Through Park Sheriff, the Company intends to offer a child locator solution for amusement and theme park venues. A Park Sheriff-equipped theme park could offer the Company’s child tracking system upon admission to the park. This would provide added revenue to each gate sale for the park. The Company has made initial contacts with industry experts and, based on response to date, believes that it will have an advantage over current competition.
The Potential Market
Since 1997, more than 300 million people visit U.S. amusement, recreational and theme parks annually. Through Park Sheriff, we believe that we would be helping parents ease the anxiety of keeping track of a child during a visit to a theme park. Utilizing the same Triad Technology , Park Sheriff gives parents an effective tool to locate children, should they become lost. The Company believes that, for only a few dollars a day, families can more fully enjoy their visit by having a higher level of security and peace of mind. Our management intends to approach Disney, Universal Studios, Six Flags, Cedar Fair and other large amusement park conglomerates to offer key marketing opportunities for this product.
     III. Community Products
          Urban Monitoring — Community Alert

We intend to offer CommunityAlert to developers of urban renewal projects. Through our intended product, these developers would then offer the security of child monitoring within the inner-city landscape to the residents of these projects. Hundreds of urban renewal projects exist throughout the cities in the United States; we believe that we will offer the citizens of these communities the ability to be prepared for, and effectively respond to, the threat of child abduction.

The Potential Market
Thousands of urban revitalization projects, new residential developments, cluster home communities and Housing and Urban Development (“HUD”) programs are in place and more are under construction. HUD, municipalities and local governments are all clamoring for ways to make these developments more secure and attractive to future residents. Enabling local, state, and national politicians to campaign for community-wide monitoring systems is our strategy to gain immediate entry into this market. We intend for Community Alert to “package” the Company’s program for large-scale urban and suburban development applications.
     IV. Products for the Assisted Living and Nursing Home Industries
          Assisted Living Monitoring — Guardian Care

Through Guardian Care, we seek to offer security solutions to assisted living facilities as well as nursing homes. The Company believes that those who suffer from the effects of dementia or Alzheimer’s disease can be safely monitored without restricting their freedom and independence. Guardian Care utilizes the same Triad Technology as Guardian Tracker.
The Market Opportunity
According to USA Today Online, over 4.6 million people are living with Alzheimer’s in the United States today. The number of these cases is estimated to more than triple to approximately 16 million by 2050. Due to the growing reliance on assisted living home arrangements, the Company believes that it will be in a position to quickly achieve nationwide penetration of this market segment. Additionally, the child care market in the U.S. is enormous. We have designed Guardian Care to monitor institutionalized children, geriatrics, Alzheimer and dementia patients and the mentally impaired. For example, the YMCA is a 165 year-old international organization that cares for millions of children in the U.S. every day. An exclusive partnership with this organization could offer the Company an immediate, organized penetration to an otherwise fragmented child care market. The proposed cooperative program could offer reciprocity of awareness, while providing a positive association and a channel of distribution nationally.

     V. Charitable Organization
          The Foundation

The Company plans to organize a 501(c)(3) charitable foundation aimed at preventing the loss of children, among other causes related to our business. As part of its mission, we intend for the foundation to assist local law enforcement agencies with obtaining matching federal funds to enable them to comply with the provisions of the AMBER Alert law. It is expected that such federal funding can be used in part to acquire products utilizing our Triad Technology. We intend for the chairman of the foundation to be actively involved with a lecture circuit, research and development, white paper submissions, coalition building and a focus on the geriatric market. We have identified and qualified a respected grant and foundation sector specialist who is a viable candidate to champion this effort on our behalf.
     Manufacturing
Presently, we intend to outsource all assembly, testing and supply chain functions in order to reduce fixed overhead and personnel costs, consequently providing flexibility in meeting market demand and recognizing economies of scale that a larger manufacturing organization can provide. We have contacted several engineering and design firms to further develop the prototypes into market ready products. We are also in negotiations with several contract manufacturers, both domestic and international, to provide production, building and testing of the Fobs, home based units and the mobile and hand-held tracking units. All of our firmware is code protected. As mentioned, we intend to continue research, development and testing of our prototype prior to beginning mass production and roll-out of our products. Additionally, we are in the process of establishing strategic relationships with telecommunication companies, national retailers and law enforcement agencies.
Our Company was organized on October 2, 2007. However, GZT Ohio, our predecessor, was organized in 2002. For the calendar years ended December 31, 2005 and 2006, the Company, as GZT Ohio, spent the following amount on research and development activities: $246,016 and $53,000, respectively.
INTELLECTUAL PROPERTY
We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our proprietary rights in our wireless location products business.
In 2006, our Founders secured a patent on the underlying technology related to our products. On October 2, 2007, our Founders irrevocably transferred this patent, as well as a pending patent application, to the Company.
We license the copyrights and related intellectual property rights to our brand names from Caler. Upon payment in full by us to Caler & Company for work performed to create our brands, Caler will transfer to the Company any and all intellectual property rights of Caler with respect to trade names and brands created by Caler on the Company’s behalf.

Competition
The wireless location services industry is relatively new and immature, and this industry is expected to become extremely competitive. Substantial barriers to entry exist, but competition from existing competitors and new market entrants will likely intensify in the future. Current and potential competitors in our markets include, but are not limited to, the following: uLocate Communications, Inc., Benefon OYJ, Global Pet Finder, POMALS Inc., LoJack Corporation, Verizon, Firefly, Wherify Wireless, Disney, Mattel, Digital Angel Corporation, WebTech Wireless and Siemens AG.
We believe that we have a competitive advantage over the existing and potential direct competitors. Our research confirms that there presently exists no other player in the market utilizing our combination of technologies in one package.
Government Regulations
In connection with its domestic operations related to our Guardian Tracker product, the Company will need to obtain the approval of law enforcement agencies for implementation of the system before sales or leases of any locater unit can commence in a given jurisdiction. The approval process may be time consuming and costly and is subject to considerations generally affecting the process of governmental decision-making. In some jurisdictions, governmental approval may be terminable at the convenience of the executive or legislative body. Any such termination could have a material adverse affect on future sales in any such jurisdiction. Additionally, if the Company was to seek to charge more than nominal prices for the locator units, governmental appropriation of funds would be required. Most government agencies have established, by policy, statute or regulation, a process requiring competitive bidding for all acquisitions of products and equipment. This process may cause delay and expense to the Company.
Employees
As of December 1, 2007, the Company employed a total of 3 persons on a full-time basis, including Ronald S. Kazdin, Thomas J. Radu and Donald Klins, the Company’s executive officers.
PROPERTY
Our principal executive offices are located at 17 Woodside Road, Chagrin Falls, Ohio 44022. This location is also the residence of Mr. Thomas Radu and we have been allowed to operate out of such location at no cost to the Company. We believe that this space is adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

MANAGEMENT
Directors and Executive Officers
The Company’s directors are elected at each Annual Meeting of Stockholders or are otherwise appointed as permitted by Delaware law and the Company’s charter. Each of the executive officers of the Company was elected by the Board of Directors of the Company to serve in the capacities set forth below opposite his name, and, except as otherwise noted, serves until the next Annual Meeting of Stockholders. The directors serving on the Company’s Board and the Company’s executive officers are as forth in the table below:

Name	Age	Title
Thomas J. Radu	54	Director*, Chief Executive Officer and President

Donald Klins	53	Director*, Chief Financial Officer, Treasurer and Secretary

Mary C. Achille	55	Director *

*	Each of these directors will be a member of the Audit Committee of the Board of Directors once such a committee is established.
Thomas J. Radu
Mr. Radu, the co-founder of GZT Ohio, is our President, Chief Executive Officer and a Director. Together with Mr. Ronald Kazdin, Mr. Radu established GZT Ohio in September of 2002. From 1977 to 1978, Mr. Radu was President of a national, non-profit, religious youth organization, in addition to operating his Ohio and Pennsylvania-based consumer oriented businesses from 1986 to the present. He is a proven entrepreneur who has both a large firm background and over eighteen years worth of experience as a leader of profitable businesses in the service industry.
From 1990 to 1995, Mr. Radu was the number two ranked associate in the United States for the Century Window sales division of the JELD-WEN Corporation, a leading manufacturer of millwork products. He also served almost eight years, from 1978 to 1985, as both a Series 7 registered financial consultant for Lehman Brothers and predecessor companies and as a futures and commodity hedging advisor for Merrill Lynch to the non-ferrous metals and agribusiness production sector in the Ohio Valley and greater Midwest. Mr. Radu was a member of Merrill’s President’s Club for outstanding sales achievement and accomplishment. Since 1986, he has owned and operated two consumer/retail businesses in the Cleveland, Ohio metropolitan area. One such business specializes in the beverage and food service industry and the other, Szell Lawnsprinkler Inc., is involved in the lawn irrigation business. Mr. Radu is a graduate of Grove City College, with a bachelor’s degree in history and business administration.

Donald Klins
Mr. Klins is a director of the Company and our Chief Financial Officer, Treasurer and Secretary. He is a certified public accountant with a master’s degree in taxation. He has thirty-one years of public accounting experience with small to medium sized multi-state accounting firms and also as a solo practitioner. From June 2000 to August 2005, Mr. Klins served as the tax manager and controller of Optiron Corporation, a Pennsylvania software development company. During this time and through the present date, Mr. Klins has also been a solo practitioner focusing on small business consulting and tax practice, financial statement preparation, forecasts and projections and accounting systems design and implementation.
Mr. Klins is a graduate of the Pennsylvania State University with a bachelor’s degree in business administration and a graduate of Robert Morris College with a master’s degree in taxation. Mr. Klins is also a member of the American and Pennsylvania Institutes of Certified Public Accountants and the Western Pennsylvania Association of Accountants.
Mary Achille
Mary Achille is a director of our Company. From May 2002 to October 2007, Ms. Achille was a customer service representative with Polychem Dispersions, Inc., a chemical dispersion company in Cleveland, Ohio. From September 1998 to May 2002, Ms. Achille was self-employed, acting as a broker for the sale of data based leads. Ms. Achille is a graduate of Cleveland State University, with a bachelor’s degree in English.
No director holds any directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act. No director holds any directorship in a company registered as an investment company under the Investment Company Act of 1940.
CORPORATE GOVERNANCE
As of the date of this Prospectus, none of our directors is independent. In making that determination we used the definitions of independence used by NASDAQ, even though such definitions do not currently apply to us because we are not listed on NASDAQ. Because we are still in the development stage, we have not yet had the opportunity to nominate our independent directors. Additionally, the current Board of Directors has not formally established a Compensation, Nominating or Audit Committee or any committee performing similar functions. However, once the Company moves forward with its development strategy, it will begin the process of establishing these committees in compliance with the applicable committee independence requirements.

EXECUTIVE COMPENSATION
The Company was incorporated in the State of Delaware on October 2, 2007. The Company’s predecessor, GZT Ohio, was incorporated in the State of Ohio in September 2002. The table below sets forth all annual and long-term compensation paid by the Company for the years ended December 31, 2005, and 2006 for services in all capacities with respect to those persons who were (i) the Chief Executive Officer and (ii) the other executive officers of the Company at the end of the year, as well as the other individuals that were executive officers during the fiscal year ended December 31, 2006.
Summary Compensation Table

							Nonqualified
						Nonequity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal	Fiscal	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	Year	($)	($)	($)	($)	($)	($)	($) (1)	($)
Ronald Kazdin —	2005	0	0	0	0	0	0	33,000	33,000
Vice President,	2006	0	0	0	0	0	0	7,000	7,000
Secretary and a Director [2]

Thomas Radu,	2005	0	0	0	0	0	0	33,000	33,000
President, Treasurer and a	2006	0	0	0	0	0	0	7,000	7,000
Director

(1)	The amounts under “all other compensation” were paid to the executive officers as consulting fees.

(2)	Mr. Ronald Kazdin held the positions noted above in the years ended December 31, 2005 and 2006, respectively.
The Company does not have an employee benefit plan and, consequently, no equity awards were outstanding at year end 2006. Additionally, during the year ended December 31, 2006, no fees were paid to the directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Company’s common stock as of December 1, 2007 by (i) each director of the Company, (ii) any executive officer who was (a) the Chief Executive Officer and (b) an executive officer of the Company at the end of the year ended December 31, 2006, as well as the individuals that were executive officers during the year ended December 31, 2006, (iii) all directors and executive officers as a group, and (iv) each person or group known by the Company to own beneficially more than five percent (5%) of its outstanding common stock. All information with respect to beneficial ownership has been furnished by the respective director or executive officer, or by reference to a public filing, as the case may be. As of December 1, 2007, 39,338,287 shares of the Company’s common stock were issued and outstanding.
Unless otherwise indicated, the address for each listed stockholder is: Guardian Zone Technologies, Inc., 17 Woodside Road, Chagrin Falls, Ohio 44022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting power and investment power with respect to all shares of common stock.

NAME AN ADDRESS	AMOUNT AND NATURE OF	PERCENT OF
OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED[1]	CLASS
Thomas J. Radu — Director, Chief Executive Officer and President	9,308,339	23.7%

Donald Klins — Director, Chief Financial Officer, Treasurer and Secretary	288,222	0.7%

Mary Achille	9,308,339 [2]	23.7%

All Directors and Executive Officers as a group [3]	18,904,900	48.1%

Steel Village, LLC	8,191,338	20.8%
1611 White Oak Court Pittsburgh, PA 15237

Ronald S. Kazdin	9,308,339	23.7%

1	Unless specifically stated otherwise, all of the shares in this column represent shares of the Company’s common stock held directly by each of the beneficial owners.

2.	These shares are held directly by Ronald Kazdin, but are deemed to be beneficially owned by Ms. Achille under securities rules.

3	This group includes Thomas J. Radu, Donald Klins and Mary Achille.

Equity Compensation Plan Information
The Company does not have an equity compensation plan in place.
DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, of which there were 39,338,287 shares issued and outstanding as of December 1, 2007. The following statements relating to the capital stock set forth the material terms of our securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Certificate of Incorporation, as amended and our By-laws, which are incorporated by reference in this Registration Statement.
Common Stock
Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of our Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.
Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.
Dividends
Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the near future. The Board’s decision will be dependent upon the Company’s financial condition, results of operations and other factors the Board deems relevant.
Anti-Takeover Provisions
We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Transfer Agent
The Company has not yet retained a transfer agent for its shares of common stock.

INDEMNIFICATION
We have agreed to indemnify our directors and officers to the fullest extent permitted by the DGCL. Delaware law permits a corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the corporation or in its right) by reason of the fact that the person is or was an officer or director or is or was serving by our request as an officer or director. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We may indemnify our officers and directors in an action by the Company or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Company. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the Company must indemnify him/her against the expenses which he or she actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
There is no trading market for our common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if a market does develop, that it will continue.
We intend to apply to have our common stock quoted on the OTC Bulletin Board, assuming that we meet the eligibility requirement that we are then current in our filings with the Commission. There is no assurance that our common stock will become quoted on the OTC Bulletin Board. To date, neither the Company nor anyone acting on our behalf has taken any affirmative steps to retain or encourage any broker-dealer to act as a market maker for our common stock. Further, there have been no discussions or understandings, preliminary or otherwise, between us or anyone acting on our behalf and any market maker regarding the participation of any such market maker in the future trading market, if any, for our common stock. We do not anticipate that any such negotiations, discussions or understandings will take place prior to the completion of this offering. We may employ consultants or advisors to obtain a market maker, but we have no intention of doing so at the present time. As of December 1, 2007, there are 69 current holders of our 39,338,287 outstanding shares of common stock. We sold these shares in reliance upon the exemption from registration contained in Regulation D of the General Rules and Regulations under the Securities Act. The purchasers are either our executive officers and directors or sophisticated investors. If all of the shares of common stock offered by the Selling Stockholders are sold, our executive officers and directors will own approximately 47.3% of our outstanding shares of common stock upon completion of the offering for the sale of the maximum 8,846,338 shares being offered. Of the 8,846,338 shares being offered, 655,000 are shares that the holder has a right to acquire upon the conversion of convertible notes. No other shares being offered are subject to outstanding options or warrants to purchase or securities convertible into common shares of the Company.
While the payment of dividends rests within the discretion of the Board of Directors, it is not anticipated that cash dividends will be paid in the foreseeable future, as the Company intends to retain earnings, if any, for use in the development of its business. The payment of dividends is contingent upon the Company’s future earnings, if any, the Company’s financial condition and its capital requirements, general business conditions and other factors.

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon for us by Margulies & Levinson LLP, of Cleveland, Ohio.
EXPERTS
The financial statements of the Company dated August 7, 2007 included in the Registration Statement and this Prospectus have been included herein in reliance on the report of De Joya Griffith & Company, LLC , independent registered public accounting firm.

INTERESTS OF NAMED EXPERTS AND COUNSEL
James W. Margulies, partner in the firm of Margulies & Levinson LLP, counsel for the Company, is a beneficial owner of 695,000 restricted shares of the Company’s common stock. Mr. Margulies is also the holder of a One Year Convertible Note in the principal amount of $12,500. This note is one of the notes sold in a private placement by the Company in July 2007 of an aggregate maximum amount of five million dollars ($5,000,000), offered under Rule 506 of Regulation D of the Securities Act on the basis that the private offering and sale did not involve a public offering.
REPORTS TO STOCKHOLDERS
We will furnish to holders of our securities annual reports containing audited financial statements. We have registered our securities on Form 10-SB with the Commission under the provisions of Section 12(g) of the Exchange Act and, in accordance therewith, we are required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the Commission. Our filings with the Commission, including this Registration Statement, are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information about the public reference room.

INDEX TO FINANCIAL STATEMENTS
GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
Financial Statements for the Nine Months
Ended September 30, 2007 and September 30, 2006
and the Period from Inception (September 25, 2002)
to September 30, 2007
(Unaudited)
PAGE

Balance Sheet as of September 30, 2007 (Unaudited)	F-2

Statements of Operations for the nine months ended September 30, 2007 (Unaudited), September 30, 2006 (Unaudited) and from Inception (September 25, 2002) to September 30, 2007 (Unaudited)	F-3

Statement of Stockholders’ Deficit for the nine months ended September 30, 2007 (Unaudited)	F-4

Statements of Cash Flows for the nine months ended September 30, 2007 (Unaudited), September 30, 2006 (Unaudited) and from Inception (September 25, 2002) to September 30, 2007 (Unaudited)	F-5

Notes to Financial Statements (Unaudited)	F-6 - F-19

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(Unaudited)

As of
9 /30/2007
ASSETS

CURRENT ASSETS
Cash	$9,208
Refund receivable — Franchise tax	115
Prepaid expenses	2,000

Total current assets	11,323

FIXED ASSETS
Office equipment net of accumulated depreciation of $392	1,224

OTHER ASSETS
Patent (Note 5)	58,408

TOTAL ASSETS	$70,955

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$440,473
Accrued interest (Notes 9, 10 and 11)	15,831
Accrued Ohio franchise tax	50
Liability for research and development contract (Note 6)	32,000
Liability for litigation settlement (Note 7)	12,500
Line of credit — National City Bank (Note 8)	46,158
Notes payable — convertible (Note 9)	226,250
Note payable — (Note 10)	10,000
Notes payable — related parties (Note 11)	26,498

Total current liabilities	809,760

TOTAL LIABILITIES	809,760

STOCKHOLDERS’ DEFICIT

Common stock no par value,100,000,000 shares authorized, 40,080,000 shares issued and outstanding	797,500
Additional paid-in-capital	20,000
Deficit accumulated during the development stage	(1,556,305)

Total stockholders’ deficit	(738,805)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$70,955

The accompanying notes are an integral part of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Unaudited)

	Nine months	Nine months	September 25, 2002
	Ended	Ended	(Inception) to
	September 30,	September 30,	September 30,
	2007	2006	2007
REVENUES	$—	$—	$—

OPERATING EXPENSES
Research and development expenses	32,000	53,000	551,936
Selling, general and administrative	190,530	82,164	518,738
Merger settlement costs	62,000	—	62,000
Consulting fees	13,875	—	63,875
Consulting fees — related party	55,000	19,000	248,900
Depreciation	242	56	392

OPERATING LOSS	(353,647)	(154,220)	(1,445,841)
OTHER INCOME / (EXPENSES)
Interest expense	(15,098)	(3,475)	(30,464)
Debt discount on convertible notes	(8,572)	(2,857)	(20,000)
Litigation settlement	—	—	(60,000)

NET LOSS	$(377,317)	$(160,552)	$(1,556,305)

Weighted Average Number of Shares outstanding	39,449,670	38,400,000

Net Loss per Common Share — Basic & Diluted	$(.01)	$ ( .00)

The accompanying notes are an integral part of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
SEPTEMBER 30, 2007
(Unaudited)

				Accumulated
			Additional	Deficit During	Total
	Common Stock		Paid In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficit

Balance, December 31, 2006	38,400,000	$745,500	$20,000	$(1,178,988)	$(413,488)
Issuance of Common stock Corporate merger	1,600,000	32,000	—	—	32,000
Conversion of 6% convertible notes conversion feature of debt	80,000	20,000	—	—	20,000
Net loss	—	—	—	(377,317)	(377,317)

Balance, September 30, 2007	40,080,000	$797,500	$20,000	$(1,556,305)	$(738,805)
The accompanying notes are an integral part of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Nine months	Nine months	From Inception
	Ended	Ended	(September 25, 2002)
	September 30, 2007	September 30, 2006	to September 30,
	(Unaudited)	(Audited)	2007
Cash flows from operating activities
Net loss	$(377,317)	$(160,552)	$(1,556,305)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock based compensation	32,000	—	112,000
Depreciation and amortization	242	56	392
Debt discount on convertible notes	8,572	2,857	20,000
Changes in operating assets and liabilities:
(Increase) in refund receivable - franchise tax	—	—	(115)
(Increase) in prepaid expenses	(2,000)	—	(2,000)
Increase in accounts payable	134,859	95,182	440,473

Increase in accrued interest	11,478	1,860	15,831
Increase (decrease) in accrued Ohio franchise tax	(100)	—	50
Increase in liability for research and development contract	32,000	—	32,000
Increase (decrease) in liability-litigation settlement	(47,500)	—	12,500

Net cash used in operating activities	(207,766)	(60,597)	(925,174)

Cash flows from investing activities
Purchase of fixed assets	(1,240)	—	(1,616)
Patent expenditures	(6,131)	(22,317)	(58,408)

Net cash used in investing activities	(7,371)	(22,317)	(60,024)

Cash flows from financing activities
Proceeds from bank credit line	—	50,000	50,000
Proceeds from notes payable	—	—	60,000
Proceeds from notes payable - related parties	4,267	10,496	79,208
Repayment of bank line of credit	(2,649)	(232)	(3,842)
Repayment on notes payable	—	—	(50,000)
Repayment on notes payable - related parties	(4,210)	—	(52,710)
Proceeds from notes payable - convertible	226,250	20,000	246,250
Proceeds from sale of common stock	—	3,000	665,500

Net cash used in financing activities	223,658	83,264	994,406

Net change in cash	8,521	350	9,208
Cash - beginning	687	379	—

Cash - ending	$9,208	$729	$9,208

Supplemental disclosures
Interest paid	$3,620	$1,188	$9,474

Conversion value on 6% convertible notes	$20,000	$—	$20,000
Common stock issued on for merger	$32,000	$—	$32,000
The accompanying notes are an integral part of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 – ORGANIZATION AND PURPOSE
Nature of operations:
The Company was incorporated in the state of Ohio on September 25, 2002 under the name, Safe Zone Technologies, Inc. On August 31, 2005, the Company was granted permission by the state of Ohio to change its name to Guardian Zone Technologies, Inc. On October 2, 2007, a new entity was formed in the state of Delaware under the name GZT, Inc. GZT, Inc. (Delaware) was formed to be the successor corporation to Guardian Zone Technologies, Inc. (Ohio). On October 9, 2007, GZT, Inc. (Delaware) filed a Certificate of Amendment with the Secretary of State of the State of Delaware to change its name to Guardian Zone Technologies, Inc. (Delaware). (See note 12 – Company Merger)
Guardian Zone Technologies, Inc. has been engaged in developing technology solutions for more than six different electronic search and rescue concepts and design components.  Through its wireless location services and products, the Company seeks to provide retailers, the entertainment industry and law enforcement agencies nationwide, among other potential customers, with state-of-the-art tracking devices for search and rescue. The Company is currently classified as a Development Stage Company since it is devoting substantially all of its efforts to establish a new business and the planned principal operations have not yet commenced.
A Development Stage Company
The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from. As of September 30, 2007, the Company has not fully commenced nor has it received revenues from its planned principal operations.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Definition of Fiscal Year:
The Company’s fiscal year is December 31.
Income taxes:
In accordance with FASB 109, “Accounting for Income Taxes”, the Company recognizes deferred tax assets and liabilities for timing differences between the financial statement and tax bases of assets and liabilities.
At this time, it is not possible to determine the timing of when, if ever, the Company will begin operations and therefore the future tax benefit cannot be determined and consequently an allowance has been recorded for the full amount of the benefit.
Cash and Cash Equivalents:
Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without restrictions.
Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reported period. Actual results could differ from these estimates.
Earnings (Loss) Per Share Calculations:
Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings per share is computed using the weighted-average number of common shares and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
For all periods presented, the Company has sustained losses, which would make use of equivalent shares antidilutive and, as such, the calculation has not been included.
Fixed assets
Fixed assets are recorded at historical cost and are depreciated on a straight-line basis over the useful lives. Capitalized office equipment totaling $1,616 has a useful life of 5 years. Depreciation expense for the nine months ended September 30, 2007 and September 30, 2006, was $242 and $56, respectively.
NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statements No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that we recognize in our financial statements, the benefit of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective as of the beginning of our 2007 fiscal year. We are currently evaluating the impact that FIN 48 will have on our financial statements.
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair values. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management believes that the adoption of SFAS No. 157 will not have a material impact on the financial results of the Company.
In February 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (FAS 159).

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS (continued)
FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.
NOTE 4 – GOING CONCERN
As shown in the accompanying financial statements, the Company incurred net losses of $377,317 and $160,552 during the periods ended September 30, 2007 and September 30, 2006, respectively. The Company’s current liabilities exceeded its current assets by $798,437 and its total liabilities exceeded its total assets by $738,805 during the period ended September 30, 2007. The Company is a development stage company and as such, has been funded through the issuance of corporate debt and common stock. There have been no revenues generated through product sales. The Company is in the process of obtaining funding to complete the development of their wireless location services and products in order to go to market. The ability of the Company to obtain this funding as well as the timing and amount of funding available, create an uncertainty about the Company’s ability to continue as a going concern. Management is in the final stages of filing with the Securities and Exchange Commission in order to make its common stock available for public offering. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
NOTE 5 – PATENT
On September 28, 2002, the Company entered into a licensing agreement with Thomas J. Radu and Ronald Kazdin. Per terms of the agreement, the Company has agreed to pay for all costs related to obtaining patents on Radu’s and Kazdin’s child safety products as well as all of the research and development costs of the products. In exchange for these cash outlays, the Company will have the exclusive right to sell any and all child safety products arising from the patents owned by Radu and Kazdin.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 5 – PATENT (continued)
Since the patents’ ownership remains with Radu and Kazdin, the Company will also be allowed to recoup all monies expended for obtaining patents of the child safety products by offsetting any future royalties due Radu and Kazdin until such time as the Company has recovered all such patent costs.
Radu and Kazdin were granted their patent in May 2006. On February 1, 2007, Radu and Kazdin entered into an expanded licensing agreement with the Company in which the issued patent was licensed to the Company.
The total costs associated in obtaining patent and research and development expenditures as of September 30, 2007, are as follows:

As of
September 30, 2007
Costs in obtaining patent	$58,408
Research and development	$551,936
On May 10, 2007 an addendum was added to the license agreement which stated that all previous costs associated with the patent have been paid by the Company including but not limited to, the cost of developing the Patent Rights and filing with the United States Patent & Trademark office in order to acquire the patent rights.
Costs associated in obtaining a patent totaling $58,408 are being capitalized and will be amortized when operations commence.
NOTE 6 – LIABILITY FOR RESEARCH AND DEVELOPMENT CONTRACT
On April 30, 2007, the Company entered into a Consulting Agreement with Hoffman Electronics, Inc.(“Hoffman”) The agreement was issued in response to the continued effort and support provided by Hoffman Engineering, Inc. since the inception of the corporation and was meant to reward Hoffman and also to obtain their continued support in the further advancement of the Company’s research and development projects. The Agreement is for one (1) year and expires on April 30, 2008. The contract allows for an extension by mutual agreement in writing for additional one (1) month terms.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 6 – LIABILITY FOR RESEARCH AND DEVELOPMENT CONTRACT – (continued)
The terms of the Agreement call for an hourly rate of sixty-five dollars ($65.00), reimbursement of all out-of-pocket expenses and the issuance of one million six hundred thousand shares (1,600,000) of common stock valued at two cents ($.02) per share. The Company expensed $32,000 to record the fair value of one million six hundred thousand shares. As of September 30, 2007, the shares had not been issued resulting in the liability for research and development contract accrual.
NOTE 7 – LIABILITY FOR LITIGATION — SETTLEMENT AGREEMENTS
On March 25, 2006, the Company entered into an Employment Agreement with John F. Zak as Chief Executive Officer. His annual base salary was to be $120,000. Shortly after the signing of this Agreement, the Company discovered personal misrepresentations by Mr. Zak and the Employment Agreement was terminated by the Company. Subsequently, Mr. Zak filed a lawsuit against the Company for wrongful termination. The Company settled this litigation for $60,000 on March 28, 2007. Per the terms of the settlement, the Company put 15.5 shares of common stock (5 certificates) into escrow. Each certificate was issued for 3.10 shares of stock. As part of the settlement, Mr. Zak agreed to return all of his shares of common stock to the Company. As payments were made to Mr. Zak, a certificate was to be released from escrow and returned to the Company. The Company made an initial payment in the amount of $10,000 and made four (4) bi-monthly payments of $12,500; the first of the bi-monthly payments was paid on May 15, 2007. Payments totaling $47,500 have been paid to Mr. Zak as of September 30, 2007. (See Note 14 – SUBSEQUENT EVENTS – SETTLEMENT for more details.)
NOTE 8 – LINE OF CREDIT – NATIONAL CITY BANK
On July 1, 2006, the Company obtained an unsecured Small Business Credit Line with National City Bank in the amount of $50,000. The credit line was needed in order to repay a $50,000 “bridge” loan from a potential investor.
The Small Business Credit Line has an annual interest rate of 10.25% and is personally guaranteed by Thomas J. Radu. Interest in the amount of $3,620 was paid during the nine month period ended September 30, 2007.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 9 – CONVERTIBLE DEBENTURES
On September 6, 2006, the Company issued three (3) convertible notes. Two of the notes were issued with a face value of $5,000 while the third note had a face value of $10,000. Each note contained an Original Conversion Price (subject to adjustment) of 0.0758 shares per $1,000 purchased.
The Company has determined the convertible debentures to have a beneficial conversion feature totaling $20,000. The beneficial conversion feature was recorded as a debt discount amortized over the life of the loans. The beneficial conversion feature was valued using the intrinsic value method with the following assumptions: a stock price of $1,678 and an exercise price of $.0758 shares per $1,000 purchased.
The notes were due or convertible into common stock April 1, 2007. On April 1, 2007, all three (3) notes were converted into common stock. Each $5,000 note was converted into 20,000 shares while the $10,000 note was converted into 40,000 shares.
The Company has recognized the amortized debt discount in the amount of $8,572 and $2,857 for the nine months ended September 30, 2007 and 2006, respectively.
During the nine month period ending September 30, 2007, the Company issued the following five (5) convertible notes:

Date of	Maturity	Face Value	Annual
Issuance	Date	of Note	Interest Rate
March 15, 2007	March 15, 2008	$100,000	12.00%
May 23, 2007	May 23, 2008	$50,000	12.00%
June 1, 2007	June 1, 2008	$13,750	12.00%
July 15, 2007	July 15, 2008	$12,500	12.00%
September 13, 2007	September 13, 2008	$50,000	12.00%
Accrued interest on these notes at September 30, 2007 is $ 9,828.
The Company has determined that the 12.00% convertible debentures do not have a beneficial conversion feature since the market price of the stock at issuance of the debentures was $.02 per share that was less than the conversion price of $.25 per share.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 10 – NOTE PAYABLE
The loan of $10,000 from an individual originated on September 13, 2005 and was originally intended to be used for the purchase of common stock. Due to unforeseen circumstances, the individual decided not to purchase the stock. The loan is unsecured, has an annual interest rate of 8% and is due on demand. (See NOTE 14, SUBSEQUENT EVENTS – NOTE PAYABLE for additional details).
Accrued interest on this loan is $1,640 as of September 30, 2007.
NOTE 11 – RELATED PARTY TRANSACTIONS
The outstanding loans from shareholders as of September 30, 2007 are as follows:

Ronald Kazdin	$960
Thomas J. Radu	25,538

$26,498

The Company received a $750 loan from Ronald Kazdin on October 17, 2005, an additional $2,000 loan on September 20, 2006 and a third loan in the amount of $210 on January 2, 2007. The Company made a repayment in the amount of $2,000 to Mr. Kazdin on May 25, 2007. The loans have an annual interest rate of 8% and are due on demand. The balance of $25,538 due to Thomas J. Radu represents various loans since the inception of the Company. The Company received additional loans from Mr. Radu in the amount of $4,057 during the period ended September 30, 2007 and made a repayment to him in the amount of $2,000 on May 25, 2007. The loans have an annual interest rate of 8% and are due on demand. Accrued interest on shareholders loans is $4,363 as of September 30, 2007.
For the nine months ended September 30, 2007, the Company paid $8,000 to Donald David Klins, CPA for professional services. Mr. Klins is a shareholder as well as an officer and director. During the nine months ended September 30, 2007 and 2006, Mr. Klins rendered services to the Company in the amounts of $22,034 and $2,138, respectively. At September 30, 2007, accounts payable includes an amount due to Mr. Klins in the amount of $20,465.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 12 – COMPANY MERGER
On March 2, 2007, the Company entered into an Agreement and Plan of Merger with Curtis Acquisition, Inc., a Delaware corporation, and Heatherwood, Inc., a Delaware corporation. Per the Agreement, Guardian Zone Technologies, Inc., an Ohio Corporation, and Heatherwood, Inc. were merged into Curtis Acquisition Inc. The name of the surviving corporation, Curtis Acquisition, Inc. was renamed as Guardian Zone Technologies, Inc., a Delaware corporation. The surviving corporation was authorized to issue 100,000,000 shares of common stock. The terms and conditions of the merger were as follows:
The surviving corporation will pay:
a.	$30,000 to the shareholders of Heatherwood, Inc. within five (5) days of the Effective Time of the Merger,

b.	$60,000 to the shareholder of the Surviving Corporation, within ninety (90) days of the date of first trading as a publicly traded Company, secured by a promissory note,

c.	1,600,000 shares of common stock to the shareholders of Heatherwood, Inc.

d.	38,400,000 shares of common stock to the shareholders of Guardian Zone Technologies, Ohio.
Upon the Effective Time of the Merger, the shares of Curtis Acquisition, Inc., Guardian Zone Technologies, Inc. (Ohio) and Heatherwood Inc. were to be surrendered and extinguished. Subsequently, Guardian Zone Technologies, Inc. (Ohio) was to be dissolved.
On March 7, 2007, per the Merger Agreement, $30,000 was paid to Doug Furth, a shareholder of Heatherwood, Inc., as a commission for consummating the merger.
On April 13, 2007, the effective date of the Merger, Guardian Zone Technologies, Inc., a Delaware corporation, issued One Million Six Hundred Thousand (1,600,000) shares of common stock to Heatherwood, Inc. and Thirty-eight million Four Hundred Thousand (38,400,000) shares of common stock to the shareholders of Guardian Zone Technologies, Inc., an Ohio Corporation, in consideration of the Merger.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 12 – COMPANY MERGER (continued)
The shares issued to the shareholders of Guardian Zone Technologies, Inc. (Ohio) were part of a capital restructuring contemporaneous with the Merger in order to provide a certain level of ownership percentage to the original shareholders of Guardian zone Technologies, Inc. and as such were classified as a stock dividend. The stock dividend was based on the premise that the shareholders of Guardian Zone Technologies, Inc. (Ohio) were to retain 96.00% ownership of the surviving corporation, Guardian Zone Technologies, Inc. (Delaware). Management determined that of the 100,000,000 authorized shares, only forty percent (40.00%) or forty million (40,000,000) shares were to be issued and outstanding at the date of merger. Ninety-six percent (96.00%) of the forty million (40,000,000) shares or thirty-eight million four hundred thousand shares (38,400,000) were to be distributed to the shareholders of record of Guardian Zone Technologies, Inc. (Ohio) at the date of merger. This conversion amounted to each outstanding share of Guardian Zone Technologies, Inc. (Ohio) being converted into approximately forty-nine thousand six hundred forty-four (49,644) shares of Guardian Zone Technologies, Inc. (Delaware). The number of outstanding shares of Guardian Zone Technologies, Inc. (Ohio) used in this calculation was seven hundred and seventy-seven and one-half (773.5) shares. This included not only the seven hundred and fifty-eight (758) shares held by shareholders but also the fifteen and one-half (15.5) shares of common stock held in escrow for John Zak.
Due to a technical breach of the Merger Agreement by Curtis Acquisition, Inc. and Heatherwood, Inc. on October 1, 2007, Guardian Zone Technologies, Inc. (Ohio) determined that it was in its best interests that the Merger be reversed. Consequently, on October 9, 2007, the Merger was reversed by filing a Certificate of Correction of the Certificate of Merger with the Secretary of State of the State of Delaware. As a result, under Delaware law, each of Curtis Acquisition, Inc. and Heatherwood, Inc. resumed their existence as though the Merger had never been effected; however, under Ohio law, the existence of Guardian Zone Technologies, Inc. (Ohio) could not be reinstated.
On October 2, 2007, Ronald Kazdin and Thomas Radu formed a new Delaware entity, GZT, Inc. GZT, Inc. is carrying on the business of Guardian Zone Technologies, Inc. (Ohio) and is, for all

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 12 – COMPANY MERGER (continued)
intents and purposes, the successor company to Guardian Zone Technologies, Inc. (Ohio), a company that was incorporated in the state of Ohio by Ron Kazdin and Thomas Radu on September 25, 2002 as Safe Zone Technologies, Inc.
Following the determination that the Merger would be unwound, all material agreements that had been entered into by Guardian Zone Technologies, Inc. (Delaware), were assigned to GZT, Inc., the new Delaware Corporation. On October 9, 2007, upon consummation of the unwind, GZT, Inc. changed its name to Guardian Zone Technologies, Inc. (Delaware) by filing a Certificate of Amendment with the Secretary of State of the State of Delaware.
Although the Merger was unwound and in effect, Curtis Acquisition, Inc. and Heatherwood, Inc. were to resume their existence as though the Merger had never been effected, the shareholders of Heatherwood were allowed to keep their shares of the new Guardian Zone Technologies, Inc. (Delaware) as compensation in consideration of the failed Merger. As of October 9, 2007, there were 69 current shareholders of the 40,080,000 outstanding shares of common stock of Guardian Zone Technologies, Inc. (Delaware).
NOTE 13 – STOCKHOLDERS’ DEFICIT
On March 2, 2007, the Company entered into an Agreement and Plan of Merger with Curtis Acquisition, Inc. and Heatherwood, Inc. Per the Agreement, Guardian Zone Technologies, Inc., an Ohio Corporation and Heatherwood, Inc., a Delaware Corporation were merged into Curtis Acquisition Inc., a Delaware corporation. Curtis Acquisition, Inc. was renamed as Guardian Zone Technologies, Inc., a Delaware corporation and was authorized to issue 100,000,000 shares of no par value, common stock.
On April 1, 2007, the Company issued 80,000 shares of common stock. The shares were issued upon redemption of three (3) convertible notes that the Company issued on September 6, 2006. Two of the notes were issued with a face value of $5,000 while the third note had a face value of $10,000. The notes were due or convertible into common stock on April 1, 2007. On April 1, 2007, all three (3) notes were converted into common stock. Each $5,000 note was converted into 20,000 shares while the $10,000 note was converted into 40,000 shares.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 13 – STOCKHOLDERS’ DEFICIT (continued)
On April 13, 2007, the effective date of the Merger, Guardian Zone Technologies, Inc., a Delaware corporation, issued One Million Six Hundred Thousand (1,600,000) shares of common stock to Heatherwood, Inc. and Thirty-eight million Four Hundred Thousand (38,400,000) shares of common stock to the shareholders of Guardian Zone Technologies, Inc., an Ohio Corporation, in consideration of the Merger. The shares issued to the shareholders of Guardian Zone Technologies, Inc. (Ohio) were part of a capital restructuring contemporaneous with the Merger in order to provide a certain level of ownership percentage to the original shareholders of Guardian Zone Technologies, Inc. and as such were classified as a stock dividend. The stock dividend was based on the premise that the shareholders of Guardian Zone Technologies, Inc. (Ohio) were to retain 96.00% ownership of the surviving corporation, Guardian Zone Technologies, Inc. (Delaware). Management determined that of the 100,000,000 authorized shares, only forty percent (40.00%) or forty million (40,000,000) shares were to be issued and outstanding at the date of merger. Ninety-six percent (96.00%) of the forty million (40,000,000) shares or thirty-eight million four hundred thousand shares (38,400,000) were to be distributed to the shareholders of record of Guardian Zone Technologies, Inc. (Ohio) at the date of merger. This conversion amounted to each outstanding share of Guardian Zone Technologies, Inc. (Ohio) being converted into approximately forty-nine thousand six hundred forty-four (49,644) shares of Guardian Zone Technologies, Inc. (Delaware). The number of outstanding shares of Guardian Zone Technologies, Inc. (Ohio) used in this calculation was seven hundred and seventy-seven and one-half (773.5) shares. This included not only the seven hundred and fifty-eight (758) shares held by shareholders but also the fifteen and one-half (15.5) shares of common stock held in escrow for John Zak.
Upon the Effective Time of the Merger, the shares of Curtis Acquisition, Inc., Guardian Zone Technologies, Inc. (Ohio) and Heatherwood Inc. were to be surrendered and extinguished. Subsequently, Guardian Zone Technologies, Inc. (Ohio) was to be dissolved. (See Note 14 – SUBSEQUENT EVENTS – STOCKHOLDERS’ DEFICIT for more details).

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 14 – SUBSEQUENT EVENTS
PATENT
On October 2, 2007, Thomas Radu and Ronald Kazdin, the owners of the patents, entered into an Assignment of Patent with the Company, whereby the Company is entitled to receive the entire right, title and interest in all United States and foreign patents and inventions produced using such patents. The Company received the assignment of the patents as payment in full for all of the patent and research and development expenditures made on behalf of Radu and Kazdin.
NOTE PAYABLE
On November 28, 2007, the company entered into a Settlement Agreement and Mutual Release with SV LLC, i.e., Susan Schultz, to convert the $10,000 note plus all accrued interest into shares of common stock. For this consideration, SV LLC will receive twenty-seven thousand seven hundred and seventy-seven (27,777) shares of common stock.
SETTLEMENT – LIABILITY FOR LITIGATION
As per the terms of the agreement, Mr. Zak was to receive $60,000 for which he agreed to relinquish all claims against the Company and also to return his 15.5 shares of common stock. The shares were issued in five (5) certificates of 3.1 shares and were to be held in escrow until final payment to Mr. Zak. As payments were received by Mr. Zak, a certificate was to be released from escrow and returned to the Company. Mr. Zak received the final payment of $12,500 on November 15, 2007. Subsequently the shares were released from escrow on November 28, 2007.
STOCKHOLDERS’ DEFICIT
Due to a technical breach of the Merger Agreement by Curtis and Heatherwood, on October 1, 2007, Guardian Zone Technologies, Inc. (Ohio) determined that it was in its best interests that the Merger be reversed. Consequently, on October 9, 2007, the Merger was reversed and the shareholders of Heatherwood, Inc. were allowed to keep their One Million Six Hundred Thousand (1,600,000) shares of common stock in Guardian Zone Technologies, Inc. (Delaware) as compensation in consideration of the Merger.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 14 – SUBSEQUENT EVENTS – (continued)
As of October 9, 2007, there were 69 current shareholders of the 40,080,000 outstanding shares of common stock of Guardian Zone Technologies, Inc. (Delaware). (See Note 12 – MERGER, for more details.)

INDEX TO FINANCIAL STATEMENTS
GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
Financial Statements for the Years Ended
December 31, 2006, December 31, 2005
and the Period from September 25, 2002
(Date of Inception) to December 31, 2006

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Guardian Zone Technologies Inc.
Chagrin Falls, Ohio
We have audited the accompanying balance sheets of Guardian Zone Technologies Inc. (A Development Stage Company) as of December 31, 2006 and December 31, 2005 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended, and from inception (September 22, 2002) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement (examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.) We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guardian Zone Technologies, Inc. (A Development Stage Company) as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended, and from inception (September 22, 2002) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the financial statements, the Company has suffered losses from operations; current liabilities exceed current assets, and the Company has an accumulated deficit of $1,178,988 all of which raise substantial doubt about its ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty
/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
August 7, 2007

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(AUDITED)	(AUDITED)
ASSETS

CURRENT ASSETS
Cash	$687	$378
Refund receivable — Ohio franchise tax	115	115

Total current assets	802	493

FIXED ASSETS
Office equipment — less accumulated depreciation of $150 and $75	226	301

OTHER ASSETS
Prepaid royalty fees (Note 5)	52,277	29,507

TOTAL ASSETS	$53,305	$30,301

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$305,614	$176,834
Accrued interest (Notes 8, 9 and 10)	4,353	765
Accrued Ohio franchise tax	150	150
Liability for litigation settlement (Note 6)	60,000	—
Line of credit — National City Bank (Note 7)	48,807	—
Notes payable — convertible, net of debt discount totaling $8,572 (Note 8)	11,428	—
Note payable — (Note 9)	10,000	10,000
Notes payable — related parties (Note 10)	26,441	13,500

Total current liabilities	466,793	201,249

TOTAL LIABILITIES	466,793	201,249

STOCKHOLDERS’ DEFICIT
Common stock (no par value, 1,500 shares authorized, 758 shares issued and outstanding at December31, 2006 and December 31, 2005)	745,500	745,500
Additional paid-in-capital	20,000	—
Subscription receivable (Note 13)	—	(3,000)
(Deficit) accumulated during the development stage	(1,178,988)	(913,448)

Total stockholders’ deficit	(413,488)	(170,948)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$53,305	$30,301

The accompanying notes to financial statements are an integral part of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

			September 25, 2002
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006
	(AUDITED)	(AUDITED)	(AUDITED)
REVENUES	$—	$—	$—

OPERATING EXPENSES
Research and development expenses	53,000	246,016	519,936
Selling, general and administrative	115,066	116,667	328,208
Consulting fees	—	—	50,000
Consulting fees — related party	19,000	96,000	193,900
Depreciation	75	75	150

OPERATING LOSS	(187,141)	(458,758)	(1,092,194)

OTHER INCOME/(EXPENSES)
Interest expense	(6,971)	(6,128)	(15,366)
Debt discount on convertible notes	(11,428)	—	(11,428)
Litigation settlement	(60,000)	—	(60,000)

NET LOSS	$ (265,540)	$ (464,886)	$(1,178,988)

Weighted Average Number of Shares outstanding	758	662

Net Loss per Common Share — Basic & Diluted	$(350.32)	$(702.24)
The accompanying notes to financial statements are an integral part of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
DECEMBER 31, 2006 – AUDITED

					Accumulated
			Additional	Stock	Deficit During	Total
	Common Stock		Paid In	Subscription	Development	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Deficit
Balance, September 25, 2002	—	$—		$—	$—	$—

Issuance of common stock	75	500		—	—	500

Common stock subscriptions - shares not issued until 2003	—			40,000		40,000

Net loss	—	—		—	(66,063)	(66,063)

Balance, December 31, 2002	75	500		40,000	(66,063)	(25,563)

Recapitalization -
cancellation of common stock	(75)	—		—	—	—
reissuance of common stock 5 for 1 stock split	375	—		—	—	—

Issuance of common stock per stock subscriptions from 2002	20	40,000		(40,000)	—	—

Issuance of common stock	70	180,000		(10,000)	—	170,000

Issuance of common stock in lieu of consulting services	25	50,000				50,000

Net loss	—	—		—	(251,319)	(251,319)

Balance, December 31, 2003	490	270,500		(10,000)	(317,382)	(56,882)

Issuance of common stock	52	115,000		—	—	115,000

Stock Subscription Receivable from December 31, 2004				7,000		7,000

Net loss	—	—		—	(131,180)	(131,180)

Balance, December 31, 2004	542	385,500		(3,000)	(448,562)	(66,062)

Issuance of common stock	198	330,000		—	—	330,000

Issuance of common stock						30,000
in lieu of consulting services	18	30,000

Net loss	—	—		—	(464,886)	(464,886)

Balance, December 31, 2005	758	745,500		(3,000)	(913,448)	(170,948)

Payment of Stock Subscription Receivable from December 2004	—	—		3,000	—	3,000

Issuance of 6% convertible notes - conversion feature of debt			20,000			20,000

Net loss	—	—		—	(265,540)	(265,540)

Balance, December 31, 2006	758	745,500	20,000	—	(1,178,988)	(413,488)

The accompanying notes to financial statements are an integral part of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			September 25, 2002
	Year Ended	Year Ended	2002 (Inception)
	December 31,	December 31,	to December 31,
	2006	2005	2006
	(AUDITED)	(AUDITED)	(AUDITED)
Cash flows from operating activities

Net loss	$(265,540)	$(464,886)	$(1,178,988)
Adjustments to reconcile net (loss) to net cash used in operating activities
Stock based compensation	—	30,000	80,000
Depreciation	75	75	150
Debt discount on convertible notes	11,428	—	11,428
Change in operating assets and liabilities:
(Increase) in refund receivable — tax	—	—	(115)
Increase in accounts payable	128,780	113,171	305,614
Increase in accrued interest	3,588	765	4,353
Increase in accrued Ohio franchise tax	—	50	150
Increase in liability for litigation settlement	60,000	—	60,000

Net cash used in operating activities	(61,669)	(320,825)	(717,408)

Cash flows from investing activities:

Purchase of office furniture and equipment	—	(376)	(376)
Patent expenditures	(22,770)	(20,825)	(52,277)

Net cash used in investing activities	(22,770)	(21,201)	(52,653)

Cash flows from financing activities:

Proceeds from bank line of credit	50,000	—	50,000
Proceeds from loans	50,000	10,000	60,000
Proceeds from notes payable — related parties	12,941	1,500	74,941
Repayment on bank line of credit	(1,193)	—	(1,193)
Repayment on loans	(50,000)	—	(50,000)
Repayment on notes payable — related parties	—	—	(48,500)
Proceeds from convertible notes payable	20,000	—	20,000
Proceeds from sale of common stock	3,000	330,000	665,500
Net cash provided by financing activities	84,748	341,500	770,748

Increase (decrease) in cash	309	(526)	687
Cash balance — beginning of period	378	904	—

Cash balance — end of year	$687	$378	$687

Supplemental Disclosures:

Interest paid	$2,439	$1,815	$5,854
Schedule of noncash financing transactions Issuance of common stock in exchange of:
Subscription receivable from shareholder	$—	$—	$3,000
Conversion value on 6% convertible bonds	$(20,000)	$—	$(20,000)
The accompanying notes to financial statements are an integral part
Of the financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 1 — ORGANIZATION AND PURPOSE
Nature of operations:
The Company was incorporated in the state of Ohio on September 25, 2002 under the name, Safe Zone Technologies, Inc. On August 31, 2005, the Company was granted permission by the state of Ohio to change its name to Guardian Zone Technologies, Inc.
The primary business purpose is the research, development and eventual sales of child safety products. The Company is currently classified as a Development Stage Company since it is devoting substantially all of its efforts to establish a new business and the planned principal operations have not yet commenced.
A Development Stage Company
The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from. As of December 31, 2006, the Company has not fully commenced nor has it received significant revenues from its planned principal operations.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Definition of Fiscal Year:
The Company’s fiscal year is December 31.
Income taxes:
In accordance with FASB 109, “Accounting for Income Taxes”, the Company recognizes deferred tax assets and liabilities for timing differences between the financial statement and tax bases of assets and liabilities. The Company is a development stage enterprise. Under generally accepted accounting principles, it is required to recognize all expenses in the current period. For Federal income tax purposes, these expenditures must be capitalized as a deferred asset and amortized over future periods beginning when the Company begins business operations.
At this time, it is not possible to determine the timing of when, if ever, the Company will begin operations and therefore the future tax benefit cannot be determined.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Cash and Cash Equivalents:
Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without restrictions.
Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reported period. Actual results could differ from these estimates.
Earnings (Loss) Per Share Calculations:
Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings per share is computed using the weighted-average number of common shares and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive. For all periods presented, the Company has sustained losses, which would make use of equivalent shares antidilutive and, as such, the calculation has not been included.
Organization Costs:
In accordance with FASB 7 and SFAS 7, organization costs are to be expensed as incurred.
Research and Development Costs:
Research and development costs are to be expensed as incurred.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Fixed assets
Fixed assets are recorded at historical cost and are depreciated on a straight-line basis over the useful lives. Capitalized office equipment totaling $375 has a useful life of 5 years. Depreciation expense for the years ended December 31, 2006 and December 31, 2005, was $75 and $75, respectively.
NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS
In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statements No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that we recognize in our financial statements, the benefit of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective as of the beginning of our 2007 fiscal year. We are currently evaluating the impact that FIN 48 will have on our financial statements.
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair values. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management believes that the adoption of SFAS No. 157 will not have a material impact on the financial results of the Company.
In February 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.

GUARDIAN ZONE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 4 — GOING CONCERN
As shown in the accompanying financial statements, the Company incurred net losses of $265,540 and $464,886 during the years ended December 31, 2006 and December 31, 2005, respectively. The Company’s current liabilities exceeded its current assets by $465,991 and $200,756 and its total liabilities exceeded its total assets by $413,488 and $170,948 during the years ended December 31, 2006 and December 31, 2005, respectively. The Company is a development stage company and as such, has been funded through the issuance of corporate debt and common stock. There have been no revenues generated through product sales. The Company is in the process of obtaining funding to complete the development of their child safety products in order to go to market. The ability of the Company to obtain this funding as well as the timing and amount of funding available, create an uncertainty about the Company’s ability to continue as a going concern. Management is in the final stages of filing with the Securities and Exchange Commission in order to make its common stock available for public offering. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
NOTE 5 — PREPAID ROYALTY FEES
On September 28, 2002, the Company entered into a licensing agreement with Thomas J. Radu and Ronald Kazdin. Per terms of the agreement, the Company has agreed to pay for all costs related to obtaining patents on Radu’s and Kazdin’s child safety products as well as all of the research and development costs of the products. In exchange for these cash outlays, the Company will have the exclusive right to sell any and all child safety products arising from the patents owned by Radu and Kazdin. Since the patents’ ownership remains with Radu and Kazdin, the Company will also be allowed to recoup all monies expended for obtaining patents of the child safety products by offsetting any future royalties due Radu and Kazdin until such time as the Company has recovered all such patent costs. The total costs associated in obtaining patent and research and development expenditures as of December 31, 2006 and 2005, are as follows:

	Year ended	Year ended
	December 31, 2006	December 31, 2005
Costs in obtaining patent	$52,277	$29,507
Research and development	$53,000	$246,016

GUARDIAN ZONE TECHNOLOGIES,INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 5 — PREPAID ROYALTY FEES (continued)
Costs associated in obtaining a patent totaling $52,277 will capitalize as prepaid royalty fees and expensed at such time royalty fees are incurred.
Due to the exact nature of the original license agreement, the parties recognize that upon turnover of the patent to the Company, all offsetting future royalties due to Radu and Kazdin will be received by Guardian Zone Technologies until such time as all patent costs are recovered. (See subsequent events note 13 — PATENTS for more details.)
NOTE 6 — LIABILITY FOR LITIGATION — SETTLEMENT AGREEMENTS
On March 25, 2006, the Company entered into an Employment Agreement with John F. Zak as Chief Executive Officer. His annual base salary was to be $120,000. Shortly after the signing of this Agreement, the Company discovered personal misrepresentations by Mr. Zak and the Employment Agreement was terminated by the Company. Subsequently, Mr. Zak filed a lawsuit against the Company for wrongful termination. The Company has settled this litigation for $60,000 in March 28, 2007. Per the terms of the settlement, the Company is to make an initial payment in the amount of $10,000 and continue to make four (4) bi-monthly payments of $12,500. The first of the bi-monthly payments is to be paid on May 15, 2007 with the final payment due on November 15, 2007. As part of the settlement, Mr. Zak has agreed to return all of his shares of common stock to the Company. These shares are to be placed in escrow and returned to the Company as the installment payments are made to Mr. Zak. Per the agreement, the Company is required to execute a non-negotiable promissory note in the original principal amount of $80,000 without interest, which amount shall become payable in full immediately upon default of any of the cash payment obligations. (See subsequent events note 13 — SETTLEMENT for more details.)
NOTE 7 — LINE OF CREDIT — NATIONAL CITY BANK
On July 1, 2006, the Company obtained an unsecured Small Business Credit Line with National City Bank in the amount of $50,000. The credit line was needed in order to repay a $50,000 “bridge” loan from a potential investor.
The Small Business Credit Line has an annual interest rate of 10.25% and is personally guaranteed by Thomas J. Radu. Interest in the amount of $2,526 was paid during the year ended December 31, 2006.
NOTE 8 — CONVERTIBLE DEBENTURES
On September 6, 2006, the Company issued three (3) convertible notes. Two of the notes were issued with a face value of $5,000 while the third note had a face value of $10,000. Each note contains an Original Conversion Price (subject to adjustment) of 0.0758 shares per $1,000 purchased. The notes are due on April 1, 2007 and carry an annual interest rate of 6.00%. (See subsequent events note 13 — CONVERTIBLE DEBENTURES for more details.)
Accrued interest on these notes at December 31, 2006 is $1,182.

GUARDIAN ZONE TECHNOLOGIES,INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 8 — CONVERTIBLE DEBENTURES (continued)
The Company has determined the convertible debentures to have a beneficial conversion feature totaling $20,000. The beneficial conversion feature has been recorded as a debt discount which will be amortized over the life of the loans. The beneficial conversion feature was valued using the intrinsic value method with the following assumptions: a stock price of $1,678 and an exercise price of $.0758 shares per $1,000 purchased.
The Company has recognized the amortized debt discount in the amount of $11,428 for the year ended December 31, 2006.
NOTE 9 — NOTE PAYABLE
The loan of $10,000 from an individual originated on September 13, 2005 and was originally intended to be used for the purchase of common stock. Due to unforeseen circumstances, the individual decided not to purchase the stock. The loan is unsecured, has an annual interest rate of 8% and is due on demand.
Accrued interest on this loan is $1,040 and $ 240 as of December 31, 2006 and December 31, 2005, respectively.
NOTE 10 — RELATED PARTY TRANSACTIONS
The outstanding loans from shareholders as of December 31, 2006 and 2005 are as follows:

	2006	2005
Ronald Kazdin	$2,750	$750
Thomas J. Radu	23,691	12,750

	$26,441	$13,500

The Company received the $750 loan from Ronald Kazdin on October 17, 2005 and an additional $2,000 on September 20, 2006. The loans have an annual interest rate of 8% and are due on demand. The balance of $23,691 due to Thomas J. Radu represents various loans since the inception of the Company. The total loans received from him during the years ended December 31, 2006 and December 31, 2005, was $10,941 and $750, respectively. The loans have an annual interest rate of 8% and are due on demand. Accrued interest on shareholders loans is $2,131 and $525 as of December 31, 2006 and December 31, 2005, respectively.
On July 1, 2005, the Company issued 18 shares of common stock to two consultants David Warshawsky (investor) and Richard Watson (investor); each received 9 shares. The shares were issued in lieu of consulting services rendered to the Company. The value placed on each of the 9 shares was $15,000, for a total common stock issuance value of $30,000.

GUARDIAN ZONE TECHNOLOGIES,INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 10 — RELATED PARTY TRANSACTIONS (continued)
A non-formal agreement was entered into with JOBAP for production of Patent related products. Included in Accounts Payable is an amount due to JOBAP in the amount of $7,283.25 and $6,675.73 as of December 31, 2006 and 2005, respectively, the balance remaining on engineering and design costs in the amount of $12,675.11 paid for by JOBAP.
NOTE 11 — STOCKHOLDERS’ DEFICIT
The Company has 1,500 shares of common stock authorized with no par value.
On September 25, 2002, the Company issued 75 shares of common stock. The shares were issued to Mr. Thomas Radu and Mr. Ronald Kazdin, for cash.
On October 1, 2002 and December 12, 2002, the Company received a total of $40,000 for future issuance of stock.
On December 1, 2003, the Company replaced the 75 shares of Thomas Radu and Ronald Kazdin to reissue new certificates under the 5:1 stock split.
On December 1, 2003, the Company issued 20 shares of common stock to fulfill stock subscription payable from 2002.
On December 1, 2003, the Company issued 60 shares of common stock. The shares were issued to investors of the company for cash totaling $130,000.
On December 1, 2003, the Company issued 10 shares of common stock. The shares were issued to investors of the company for cash totaling $60,000. The Company received $50,000 as of December 31, 2003. Therefore, the shares were held by the Company until the payment for shares was made in full. (See Note 12 for additional information on subscription receivable).
On December 15, 2003, the Company issued 25 shares of common stock. The shares were issued to Melbourne Coast, LLC, in lieu of consulting services rendered to the Company. The value placed on the shares was $50,000, the fair value of the shares at date of grant.
On July 1, 2004, the Company issued 50 shares of common stock. The shares were issued to investors of the company for cash totaling $100,000.
On September 1, 2004, the Company issued 2 shares of common stock. The shares were issued to investors of the company for cash totaling $15,000.
On April 8, 2005, the Company entered into an agreement with Steel Village, LLC to issue 165 shares of common stock for cash totaling $280,000. The shares were issued in 4 separate stock issuance dates of April 8, May 6, June 14, and July 18, 2005.

GUARDIAN ZONE TECHNOLOGIES,INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 11 — STOCKHOLDERS’ DEFICIT (continued)
On July 1, 2005, the Company issued 18 shares of common stock to two consultants; each received 9 shares. The shares were issued in lieu of consulting services rendered to the Company. The value placed on each of the 9 shares was $15,000, the fair value of the shares at date of grant.
On September 1, 2005, the Company issues 33 shares of common stock. The shares were issued to investors of the company for cash totaling $50,000.
NOTE 12 — SUBSCRIPTION RECEIVABLE
As of December 31, 2005, the Company was due $3,000 from a stockholder for the remainder due on the purchase of 30 shares of common stock issued December 15, 2003. It is non-interest bearing and due on demand. On April 27, 2006, the Company received a payment in the amount of $4,000 from the stockholder. This paid the subscription in full and also created a payable due to the stockholder in the amount of $1,000. This overpayment is included in accounts payable at December 31, 2006.
NOTE 13 — SUBSEQUENT EVENTS
PATENTS
On February 1, 2007, Thomas Radu and Ronald Kazdin, the owners of the patents, entered into an Assignment of Patent with the Company, whereby the Company is entitled to receive the entire right, title and interest in all United States and foreign patents and inventions produced using such patents. The Company received the assignment of the patents as payment in full for all of the patent and research and development expenditures made on behalf of Radu and Kazdin. On May 10, 2007 an addendum was added to the license agreement which stated that all previous costs associated with the patent have been paid by the Company including but not limited to, the cost of development the Patent Rights and filing with the United States Patent & Trademark office in order to acquire the patent rights.

GUARDIAN ZONE TECHNOLOGIES,INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS — AUDITED
NOTE 13 — SUBSEQUENT EVENTS (continued)
COMPANY MERGER
On March 2, 2007 the Company entered into an Agreement and Plan of Merger with Curtis Acquisition, Inc. and Heatherwood, Inc. Per the Agreement, Guardian Zone Technologies, Inc., an Ohio Corporation and Heatherwood, Inc., a Delaware Corporation will merge into Curtis Acquisition Inc., a Delaware corporation. The name of the surviving corporation, Curtis Acquisition, Inc. will be renamed as Guardian Zone Technologies, Inc., a Delaware corporation. The surviving corporation has 100,000,000 authorized.
The surviving corporation will pay the following consideration for the Merger:
a.	$60,000 to the shareholder of Curtis Acquisition Inc., within ninety (90) days of the date of first trading as a publicly traded company,

b.	$30,000 to the shareholders of Heatherwood Inc., $30,000 within five (5) days of the Merger,

c.	1,600,000 shares of common stock to the shareholders of Heatherwood, Inc.

d.	38,400,000 shares of common stock to the shareholders of Guardian Zone Technologies, Ohio.
Upon the Effective Time of the Merger, the shares of Guardian Zone Technologies, Inc. (Ohio) and Heatherwood Inc., will surrendered and extinguished. There are currently 200 shares of Curtis Acquisition, Inc. issued and outstanding. Each of these shares shall continue to represent a share of Curtis.
DISCLOSURE ABOUT LITIGATION SETTLEMENT AGREEMENT WITH JOHN ZAK
On March 28, 2007, the Company put 15.5 shares of common stock (5 certificates) into escrow. Each certificate was issued for 3.10 shares of stock. Payment totaling $10,000 paid on settlement date March 28, 2007, $12,500 paid on May 15, 2007 & $12,500 paid July 15, 2007, for a total of $35,000 paid to Mr. Zak.
CONVERTIBLE DEBENTURES
On April 13, 2007, all three notes were converted into common stock. The notes with a $5,000 face value were converted into 20,000 shares while the note with the $10,000 face value was converted into 40,000 shares. (See subsequent note 13 on Company Merger for increase in authorized shares)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
We have agreed to indemnify our executive officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Delaware law permits a corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the corporation or in its right) by reason of the fact that the person is or was an officer or director or is or was serving by our request as an officer or director. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We may indemnify our officers and directors in an action by the Company or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Company. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the Company must indemnify him/her against the expenses which he or she actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses or Issuance and Distribution.
Estimates of fees and expenses incurred or to be incurred in connection with the securities being registered, all of which are being paid exclusively by the Company, other than underwriting discounts and commissions, are as follows:

Commission filing fee	$68.00

State securities laws (Blue Sky) fees and expenses	0

Printing costs and fees	0

Legal fees and costs	225,000

Accounting fees and costs	50,000

Transfer Agent fees	0

Listing Fees	0

State and Federal taxes	0

Miscellaneous expenses	25,000

Total	$300,068
Item 26. Recent Sales of Unregistered Securities.
Other than as otherwise specifically described, there were no underwriters or placement agents involved in any of the foregoing transactions.
Pursuant to the Agreement by and among the Company, GZT Ohio and Heatherwood (as described fully in ” Business”), on April 13, 2007 the Company issued One Million Six Hundred Thousand (1,600,000) shares of common stock to the shareholders of Heatherwood and Thirty-Eight Million Four Hundred Thousand (38,400,000) shares of common stock of GZT Ohio in consideration for the Merger. The purchasers in this private placement represented their intention to acquire the securities for investment only and not with a view toward distribution. These securities were not sold through an underwriter and there were no underwriting discounts or commissions involved. The issuance of the shares was conducted pursuant to Rule 506 of Regulation D of the Securities Act on the basis that the private placement did not involve a public offering. Following the Unwind, the stockholders of Guardian Delaware immediately prior to the Unwind became the stockholders of the Company.
In July 2007, the Company offered for sale an aggregate maximum amount of five million dollars ($5,000,000) worth of One Year Convertible Notes under Rule 506 under Regulation D of the Securities Act on the basis that the sale did not involve a public offering. The notes mature on the one year anniversary of their sale and the interest rate is 12%, compounded annually. The notes are convertible into common stock at the election of the holder, at a price of $0.25 per share.
Item 27. Exhibits.
Please see the Exhibit Index beginning on page II-5.

Item 28. Undertakings.
The undersigned Registrant hereby undertakes
     (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on January 7, 2008.

Guardian Zone Technologies, Inc.

By:	Thomas J. Radu
Name:	Thomas J. Radu
Title:	CEO/President

Power of Attorney

     Each person whose signature appears below constitutes and appoints Thomas J. Radu and Alisa K. Khoury, either one acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Name & Title	Date

Thomas J. Radu	Thomas J. Radu, Director, Chief Executive Officer and President	January 7, 2008

Donald Klins	Donald Klins, Director, Chief Financial Officer, Treasurer and Secretary	January 7, 2008

Mary C. Achille	Mary C. Achille, Director	January 7, 2008

Exhibit Index

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of the Registrant.*

3.2	Amendment to the Certificate of Incorporation of the Registrant, changing Registrant’s name to Guardian Zone Technologies, Inc.*

3.3	By-laws of the Registrant.*

4.1	Form of Specimen Stock Certificate for the common stock.*

5.1	Opinion of Margulies & Levinson LLP.

10.1	Assignment of Patent between Founders and Company related to Patent.*

10.2	Consulting Agreement between Guardian Zone Technologies, Inc. (prior to the Unwind) and Hoffman Electronics, Inc., dated as of April 30, 2007.*

10.3	Assignment of Consulting Agreement of Hoffman Electronics, Inc. from Guardian Zone Technologies, Inc. to the Company.*

10.4	License and Transfer Agreement between Caler & Company, Inc. and Guardian Zone Technologies, Inc. (prior to the Unwind).*

10.5	Assignment of Caler & Company License and Transfer Agreement from Guardian Zone Technologies, Inc. to the Company.*

23.1	Consent of the Registrant’s independent auditors.

* Previously filed.